As filed with the Securities and Exchange Commission on April 11, 2014

Registration No. 333-194826

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CADUS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	2836	13-3660391
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

767 Fifth Avenue

New York, NEW YORK 10153

(212) 702-4300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

HUNTER C. GARY

President and Chief Executive Officer

Cadus Corporation

767 FIFTH AVENUE

NEW YORK, NEW YORK 10153

(212) 702-4300

(Name, Address, Including Zip Code, and Telephone Number of Agent for Service)

Copy To:

SALOMON R. SASSOON, ESQ.

MATTHEW DER MANUELIAN, ESQ.

MORRISON COHEN LLP

909 THIRD AVENUE

NEW YORK, NEW YORK 10022

(212) 735-8600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

				PROPOSED
			PROPOSED	MAXIMUM
	AMOUNT		MAXIMUM	AGGREGATE		AMOUNT OF
TITLE OF EACH CLASS OF	TO BE		OFFERING PRICE	OFFERING		REGISTRATION
SECURITIES TO BE REGISTERED	REGISTERED		PER SHARE	PRICE (1)		FEE
Common Stock, par value $0.01 per
share	13,144,040	(1)	$1.53	$20,110,381.20	(2)	$2,446.32	(3)
Rights to Purchase Common Stock,
par value $0.01 per share	13,144,040	(4)	N/A	N/A		N/A(5)

(1)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act.
(2)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.
(3)	This amount was previously paid in connection with the registrant’s filing of its registration statement on March 26, 2014 and was calculated based upon the price of the registrant’s Common Stock on March 24, 2014 in accordance with Rule 457(g) under the Securities Act.
(4)	Evidencing the rights to subscribe for 13,144,040 shares of common stock, par value $0.01 per share.
(5)	The rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED [__________] 2014

PROSPECTUS

CADUS CORPORATION

UP TO 13,144,040 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE RIGHTS TO SUBSCRIBE FOR SUCH SHARES

Cadus Corporation is distributing at no charge to the holders of our common stock, par value $0.01 per share, non-transferable subscription rights to purchase up to an aggregate of 13,144,040 shares of our common stock at a subscription price of $1.53 per share, for up to an aggregate purchase price of $20,110,381.20. Each stockholder will receive one subscription right for each share of our common stock owned on April 28, 2014 and each subscription right will entitle its holder to purchase one share of our common stock at the subscription price.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. The net proceeds will be used for anticipated working capital needs and general corporate purposes. We may also use all or a portion of the net proceeds (i) to purchase and renovate existing homes for resale or to purchase land and build residential homes on such land for sale or (ii) to acquire or invest other businesses or assets. Although the Company has and is continuing to enter into agreements in the ordinary course for the acquisition of residential properties in Florida, we have no definitive agreements nor are we in discussions to acquire or invest in any other businesses or assets. See “Use of Proceeds.” We expect that the total purchase price of the shares offered in this rights offering to be $20,110,381.20, assuming full participation. Our largest stockholder, Carl C. Icahn, has indicated to us that he intends to exercise all of his rights, including oversubscription rights for the maximum amount of shares he can over-subscribe for without endangering the availability of the Company's net operating loss carryforwards under Section 382 of the Internal Revenue Code. We reserve the right to limit the exercise of rights by certain stockholders in order to protect against an unexpected “ownership change” for federal income tax purposes. This may affect our ability to receive gross proceeds of up to $20,110,381.20 in the rights offering.

The subscription rights will be distributed and exercisable beginning as soon as practicable on or after [_______], 2014(1). The subscription rights will expire and will have no value if they are not exercised prior to 5:00 p.m., New York City time, on [_______], 2014(2), the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire. You should carefully consider whether or not to exercise your subscription rights before the expiration date. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason.

There is no minimum number of shares that we must sell in order to complete the rights offering. If you exercise your rights in full, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription right. Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other stockholders participate in the rights offering. Rights that are not exercised by the expiration date will expire and have no value.

The subscription rights may not be sold or transferred except to affiliates of the recipient and by operation of law.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “KDUS.OB.”

On April 9, 2014, the closing bid price of our common stock as reported on the OTC Bulletin Board was $1.44 per share.

	PER SHARE	AGGREGATE
Subscription Price	$1.5300	$20,110,381.20
Estimated Expenses	$0.0233	$306,446.32
Net Proceeds to Cadus	$1.5067	$19,803,934.88

Our principal executive office is located at 767 Fifth Avenue, New York, NY 10153. Our telephone number at that address is (212) 702-4300.

(1)	This date will be the date upon which this registration statement becomes effective.

(2)	The expiration date will be the date occurring 30 days following the date upon which this registration statement becomes effective.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is [___________], 2014

PROSPECTUS SUMMARY

This summary highlights and is qualified in its entirety by information contained elsewhere in this document. You should read this entire document carefully, including the section entitled “Risk Factors” and our financial statements and the related notes included elsewhere in this document or incorporated by reference herein. Unless the context otherwise requires, “Cadus”, the “Company,” “we,” “our,” “us” and similar expressions refer to Cadus Corporation and its subsidiaries, and the term “common stock” means Cadus Corporation's common stock, par value $0.01 per share.

OUR COMPANY

Cadus Corporation was incorporated under the laws of the State of Delaware in January 1992 and until July 30, 1999 devoted substantially all of its resources to the development and application of novel yeast-based and other drug discovery technologies. On July 30, 1999, the Company sold its drug discovery assets to OSI Pharmaceuticals, Inc. (“OSI”) and ceased its internal drug discovery operations and research efforts for collaborative partners. Cadus Corporation has a wholly owned subsidiary, Cadus Technologies, Inc. (“Cadus Technologies”), which holds all patents, patent applications, know how, licenses and drug discovery technologies of the Company. Subsequent to the sale of its drug discovery assets to OSI, the Company had continued to license, and seek to license, its technologies. It also sought to use all or a portion of its available cash, and where appropriate, seek additional debt or equity financing, to acquire or invest in one or more companies or other assets. However, the Company has received no revenues from the licensing of its technologies since 2010, has not entered into a new license for its technologies since 2000, and although it has pursued a number of prospective acquisitions, none was consummated.

Although the Company will continue to consider various acquisitions or investments, it believes that there may be opportunities to profit from purchasing land and residential homes for construction or renovation and resale in areas of the United States where there may be increases in real estate value. In that connection, beginning in the fourth quarter of 2013, Cadus Corporation’s Board of Directors began to explore such opportunities in Florida and determined that the Company should seek to purchase individual homes or individual residential lots for purposes of renovation or construction and resale. Cadus formed directly or indirectly wholly-owned subsidiaries through which it would purchase such homes and lots for such purposes. The Company currently intends to concentrate its real estate acquisition, renovation and construction activities in Florida and bought its first residential properties in that state in February 2014. When individual homes are purchased, Cadus intends, as appropriate, to renovate them for resale or to demolish them for new home construction. When vacant lots are purchased, Cadus intends to construct new homes on them. While renovation or demolition may begin soon after an acquisition of a home is consummated, Cadus does not intend to begin construction of new homes until a number of properties intended for new home construction are acquired. In some cases Cadus may also acquire partially constructed or renovated homes for completion and resale or resell acquired homes or land without undertaking renovation or construction. Depending on the availability of transactions acceptable to Cadus, all of Cadus’ available cash may be utilized, and Cadus may seek debt or equity financing. Cadus may also continue to maintain and seek to license or sell its drug discovery technologies, but this will no longer be a focus of Cadus’ business plan. In addition, Cadus will continue to consider other acquisitions or investments in various industries.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “KDUS.OB.”

We are headquartered in New York, New York. The mailing address of our headquarters is 767 Fifth Avenue, New York, New York 10153 and our telephone number is (212) 702-4300

THE RIGHTS OFFERING

RIGHTS	We will distribute to each stockholder of record on April 28, 2014, at no charge, one non-transferable subscription right for each share of our common stock then owned. The rights will be evidenced by non-transferable rights certificates. If and to the extent that our stockholders exercise their right to purchase our common stock we will issue up to 13,144,040 shares and receive gross proceeds of up to $20,110,381.20 in the rights offering.

SUBSCRIPTION RIGHTS	Each subscription right will entitle the holder to purchase one share of our common stock for $1.53, the subscription price.

SUBSCRIPTION PRICE	$1.53 per share.

RECORD DATE	April 28, 2014

EXPIRATION DATE	5:00 p.m., New York City time, on [_______], 2014, subject to extension

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AMENDMENT, EXTENSION AND TERMINATION	We may extend the expiration date at any time after the record date. We may amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.

NON-TRANSFERABILITY OF RIGHTS	The subscription rights are not transferable except to affiliates of the recipient and by operation of law.

PROCEDURE FOR EXERCISING SUBSCRIPTION RIGHTS	You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” in this prospectus. If you hold shares of our common stock through a broker, custodian bank or other nominee, see “—How Rights Holders Can Exercise Rights Through Others” in this prospectus.

NO REVOCATION OR CHANGE	Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

PAYMENT ADJUSTMENTS	If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, the excess will be returned to you as soon as practicable. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

OVER-SUBSCRIPTION RIGHTS	We do not expect all of our stockholders to exercise all of their basic subscription rights. If you fully exercise your basic subscription right, the over-subscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction as soon as practicable after the expiration of the subscription period.

LIMITATION ON ABILITY TO EXERCISE RIGHTS	We reserve the right to limit the exercise of rights by certain stockholders in order to protect against an unexpected “ownership change” for federal income tax purposes. This may affect our ability to receive gross proceeds of up to approximately $20.1 million in the rights offering. See “The Rights Offering—Protection Mechanics.”

HOW RIGHTS HOLDERS CAN EXERCISE RIGHTS THROUGH OTHERS	If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled, “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

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HOW FOREIGN STOCKHOLDERS AND STOCKHOLDERS WITH APO OR FPO ADDRESSES CAN EXERCISE RIGHTS	The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the rights offering.

ISSUANCE OF OUR COMMON STOCK	We will issue certificates representing shares purchased in the rights offering as soon as practicable after the expiration date.

NO RECOMMENDATION TO RIGHTS HOLDERS	We are not making any recommendations as to whether or not you should subscribe for shares of our common stock. You should decide whether to subscribe for shares based upon your own assessment of your best interests.

USE OF PROCEEDS	The net proceeds from the rights offering will be used for anticipated working capital needs and general corporate purposes. We may use all or a portion of the net proceeds (i) to purchase individual homes or individual residential lots for purposes of renovation or construction and resale or (ii) to acquire or invest in other businesses or assets. Although the Company has entered, and intends to continue to enter, into agreements in the ordinary course for the acquisition of residential properties in Florida, we currently have no definitive agreements nor are we in discussions to acquire or invest in any other businesses or assets.

SUBSCRIPTION AGENT	American Stock Transfer & Trust Company, LLC

For additional information concerning the rights offering, see the section entitled “The Rights Offering.”

RISK FACTORS

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 12 and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

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  QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

H:	WHAT IS A RIGHTS OFFERING?

A:	A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest in the Company, enabling you to maintain or possibly increase your current percentage ownership of the Company.

Q:	WHY ARE WE ENGAGING IN A RIGHTS OFFERING AND HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING?

A:	The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. The net proceeds will be used for anticipated working capital needs and general corporate purposes. We may also use all or a portion of the net proceeds (i) to purchase and renovate existing homes for resale or to purchase land and build residential homes on such land for sale or (ii) to acquire or invest in other businesses or assets. Although the Company has and is continuing to enter into agreements in the ordinary course for the acquisition of residential properties in Florida, we have no definitive agreements nor are we in discussions to acquire or invest in any other businesses or assets. See “Use of Proceeds.”

Q:	AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

A:	No.

Q:	WHAT IS THE BASIC SUBSCRIPTION RIGHT?

A:	Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $1.53 per share.

Q:	WHAT IS THE OVER-SUBSCRIPTION RIGHT?

A:	We do not expect all of our stockholders to exercise all of their basic subscription rights. The over-subscription right provides stockholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your basic subscription right, the over-subscription right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction as soon as practicable after the expiration of the subscription period. See “The Rights Offering—Over Subscription Rights.”

Q:	HOW WAS THE $1.53 PER SHARE SUBSCRIPTION PRICE ESTABLISHED?

A:	A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights. Other factors considered in setting the subscription price included our need for equity capital, alternatives available to us for raising equity capital, the recent and current market price of our common stock, the estimated liquidation value per share of our common stock and general conditions in the securities market. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, liquidation value, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common stock.

Q:	WHO WILL RECEIVE SUBSCRIPTION RIGHTS?

A:	Holders of our common stock will receive one non-transferable subscription right for each share of common stock owned as of April 28, 2014, the record date.

Q:	HOW MANY SHARES MAY I PURCHASE IF I EXERCISE MY SUBSCRIPTION RIGHTS?

A:	You will receive one non-transferable subscription right for each share of our common stock that you owned on April 28, 2014, the record date. Each subscription right evidences a right to purchase one (1) share of our common stock at a subscription price of $1.53 per share, plus the maximum amount of over-subscription rights shares available to you, if any. Accordingly, the number of shares that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their subscription rights, which we cannot determine prior to completion of the rights offering. You may exercise any number of your subscription rights.

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Q:	WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A:	If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company. However, the percentage of the common stock of the Company that you own will decrease and your voting rights and other rights will be diluted if and to the extent that other stockholders exercise their subscription rights. Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on [______], 2014, the expiration date of the rights offering, subject to extension.

Q:	DOES THE COMPANY NEED TO ACHIEVE A CERTAIN PARTICIPATION LEVEL IN ORDER TO COMPLETE THE RIGHTS OFFERING?

A:	No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares actually purchased.

Q:	CAN THE COMPANY TERMINATE THE RIGHTS OFFERING?

A:	Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the rights offering. See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Q:	MAY I TRANSFER MY SUBSCRIPTION RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

A:	No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon the death of the recipient.

Q:	WHEN WILL THE RIGHTS OFFERING EXPIRE?

A:	The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on [____], 2014, unless we decide to extend the rights offering expiration date until some later time. See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.” The subscription agent must actually receive all required documents and payments before the expiration date. There is no maximum duration for the rights offering.

Q:	HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

A:	You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering--Guaranteed Delivery Procedures” in this prospectus. If you hold shares of our common stock through a broker, custodian bank or other nominee, see “The Rights Offering—Beneficial Owners” in this prospectus.

Q:	WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

A:	If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING, BUT I AM A STOCKHOLDER WITH A FOREIGN ADDRESS OR A STOCKHOLDER WITH AN APO OR FPO ADDRESS?

A:	The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:	WILL I BE CHARGED A SALES COMMISSION OR A FEE IF I EXERCISE MY SUBSCRIPTION RIGHTS?

A:	We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

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Q:	ARE THERE ANY CONDITIONS TO MY RIGHT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A:	Yes. The rights offering is subject to certain limited conditions. Please see “The Rights Offering—Conditions to the Rights Offering.”

Q:	HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THE RIGHTS OFFERING?

A:	Neither we nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” section of this document, and of your best interests

Q:	MAY STOCKHOLDERS IN ALL STATES PARTICIPATE IN THE RIGHTS OFFERING?

A:	Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q:	HAVE ANY STOCKHOLDERS INDICATED THEY WILL EXERCISE THEIR RIGHTS?

A:	Yes. Carl C. Icahn (“Mr. Icahn”), our largest shareholder, has indicated to the Company that he intends to exercise all of his rights, but has not made any formal commitment to do so. Mr. Icahn has also indicated his intention to over-subscribe for the maximum amount of shares he can over-subscribe for without endangering the availability of the Company's net operating loss carryforwards under Section 382 of the Internal Revenue Code.

Q:	IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

A:	The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 12.

Q:	HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

A:	The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately 13,144,040 shares of common stock. In that case, we will have approximately 26,288,080 shares of common stock outstanding after the rights offering. This would represent an increase of approximately 100% in the number of outstanding shares of common stock. However, we do not expect that all of subscription rights will be exercised.

Q:	WHAT WILL BE THE PROCEEDS OF THE RIGHTS OFFERING?

A:	If we sell all the shares being offered, we will receive gross proceeds of approximately $20.1 million. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our stockholders will participate in the rights offering. We reserve the right to limit the exercise of rights by certain stockholders in order to protect against an unexpected “ownership change” for federal income tax purposes. This may affect our ability to receive gross proceeds of up to approximately $20.1 million in the rights offering. See “The Rights Offering—Protection Mechanics.”

Q:	AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?

A:	No. Once you exercise and send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common stock falls below the $1.53 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $1.53 per share. See “The Rights Offering—No Revocation or Change.”

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION RIGHTS?

A:	A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the rights offering.

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Q:	IF THE RIGHTS OFFERING IS NOT COMPLETED, FOR ANY REASON, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

A:	Yes. If the rights offering is not completed, for any reason, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or deduction.

Q:	IF I EXERCISE MY SUBSCRIPTION RIGHTS, WHEN WILL I RECEIVE SHARES OF COMMON STOCK I PURCHASED IN THE RIGHTS OFFERING?

A:	We will deliver certificates representing the shares of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering--Guaranteed Delivery Procedures.”

Q:	TO WHOM SHOULD I SEND MY FORMS AND PAYMENT?

A:	If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to American Stock Transfer & Trust Company, LLC, the subscription agent. The address for delivery to the subscription agent is as follows:

If Delivering By Hand, Express Mail, Courier or Any Other Expedited Service

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, NY 11219

Phone: (718) 921-8317

(877) 248-6417 (toll-free)

Fax: (718) 234-5001

If Delivering By Mail

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, NY 10272-2042

Phone: (718) 921-8317

(877) 248-6417 (toll-free)

Fax: (718) 234-5001

Your delivery to an address other than by the methods set forth above will not constitute valid delivery.

Q:	WHAT IF I HAVE OTHER QUESTIONS?

A:	If you have other questions about the rights offering, please contact our information agent, AST Phoenix Advisors, by telephone at 877-283-0317.

FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, SEE THE SECTION ENTITLED “THE RIGHTS OFFERING”.

RISK FACTORS

You should carefully read and consider the following risk factors together with all of the other information included in this prospectus in evaluating us and our common stock before you decide to exercise your subscription rights to purchase shares of our common stock. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

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This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. You should carefully consider the following risk factors, other information included in this prospectus and information contained in our periodic reports that we will file with the Securities and Exchange Commission. The material risks and uncertainties described below are related to this offering. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

Risks Related to Our Business

The Company is implementing a new business plan.

While the Company may continue to maintain and seek to license or sell its drug discovery technologies, this will no longer be a focus of Cadus’ business plan. Cadus has determined that it will seek to purchase individual homes or individual residential lots for purposes of renovation or construction and resale. The Company bought its first residential properties for these purposes in February 2014. The Company has very limited operating experience in this business and the Company’s limited operating history makes it difficult to predict the long-term success of its business model. In addition, because of the Company’s new business plan, the Company’s historical performance is not a meaningful indicator of future results.

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Uncertainty of Future Profitability

The Company's ability to generate revenues and become profitable is dependent in large part on the ability of the Company to acquire residential homes and lots, renovate existing homes or construct new ones and sell them at a profit. There can be no assurance that the Company will be able to do so or that the Company will ever achieve profitability.

Inability to Identify and Consummate Acquisitions or Investments

Although the Company intends to engage in the purchase and renovation of existing homes for resale and the purchase of land and the building of residential homes on such land for sale, the Company is also seeking to acquire or invest in companies or income producing assets. To date the Company has not been able to identify and consummate an appropriate acquisition or investment in companies or income producing assets and there can be no assurance that it will do so. There also can be no assurance that acquisitions or investments by the Company will be profitable.

The Company’s long-term success depends on its ability to acquire at reasonable prices existing residential properties suitable for renovation or construction and resale.

The acquisition of residential homes and lots for renovation or construction and resale is highly competitive and the risk inherent in purchasing and renovating or constructing such properties increases as consumer demand for housing increases. The availability of existing residential properties, finished and partially finished developed lots and undeveloped land for purchase that meet the Company’s investment criteria depends on a number of factors outside the Company’s control, including residential housing and land availability in general, competition with other homebuilders and land and home buyers, inflation in land and home prices, zoning, allowable housing density, the ability to obtain building permits and other regulatory requirements. Should suitable residential homes, lots or land become less available, the number of homes the Company may be able to renovate or build and sell could be reduced, and the cost of existing homes or land could be increased, perhaps substantially, which could adversely impact the Company’s results of operations.

As competition for suitable homes and land increases, the cost of acquiring existing homes and finished and undeveloped lots and the cost of renovating or constructing homes could rise and the availability of suitable homes and land at acceptable prices may decline, which could adversely impact the Company’s financial results. The availability of suitable homes and land assets could also affect the success of the Company’s residential homes and land acquisition strategy, which may impact the Company’s ability to increase the number of properties that it has for sale, to grow the Company’s revenues and margins, and to achieve or maintain profitability.

The market value of the Company’s land and/or homes may decline, leading to impairments and reduced profitability.

The Company intends to regularly acquire residential homes and land for replacement and expansion of inventory within the Company’s existing or new markets. The market value of land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions and the measures the Company employs to manage inventory risk may not be adequate to insulate its operations from a severe drop in inventory values. When market conditions are such that real estate values are not appreciating, previously entered into option agreements may become less desirable, at which time the Company may elect to forgo deposits and preacquisition costs and terminate the agreements. In a situation of adverse market conditions, the Company may incur impairment charges or have to sell its real estate inventory at a loss which would adversely affect its financial condition, results of operations and stockholders' equity and its ability to comply with covenants in any future debt instruments linked to tangible net worth.

The Company’s home sales and operating revenues could decline due to macro-economic and other factors outside of its control, such as changes in consumer confidence, declines in employment levels, changes in mortgage interest rates, changes in tax laws and rates and increases in the quantity and decreases in the prices of new homes and resale homes in the market.

Changes in international, national and regional economic conditions, as well as local economic conditions where the Company conducts its operations and where prospective purchasers of its homes currently live, may result in more caution on the part of homebuyers and, consequently, fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, changes in mortgage interest rates, changes in tax laws and rates, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of the Company’s homes, which could cause the Company’s operating revenues to decline. Such reductions in the Company’s revenues could, in turn, negatively affect the market price of the Company’s securities.

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Increases in the cost of labor or materials could have a material adverse effect on the Company’s business.

Any increase in the cost of labor or materials could increase construction costs and have a material adverse effect on the Company’s business.

Our geographic concentration could materially and adversely affect us if sales of new homes and resale homes in Florida should experience a decline.

The Company currently intends to concentrate its real estate acquisition, renovation and construction activities in Florida. A prolonged economic downturn in the future in Florida could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more diversified operations.

Moreover, certain insurance companies doing business in Florida have restricted, curtailed or suspended the issuance of homeowners’ insurance policies on single-family homes. This has both reduced the availability of hurricane and other types of natural disaster insurance in Florida, in general, and increased the cost of such insurance to prospective purchasers of homes in Florida. Mortgage financing for a new home is conditioned, among other things, on the availability of adequate homeowners’ insurance. There can be no assurance that homeowners’ insurance will be available or affordable to prospective purchasers of our homes offered for sale in the Florida market. Long-term restrictions on, or unavailability of, homeowners’ insurance in the Florida market could have an adverse effect on the homebuilding industry in that market in general, and on our business within the market in particular.

The homebuilding industry is cyclical. A severe downturn in the industry, as recently experienced, could adversely affect the Company’s business, results of operations and stockholders' equity.

During periods of downturn in the industry, housing markets across the United States may experience an oversupply of both new and resale home inventory, an increase in foreclosures, reduced levels of consumer demand for new homes, increased cancellation rates, aggressive price competition among homebuilders and increased incentives for home sales. In the event of a downturn, the Company may temporarily experience a material reduction in revenues and margins. Continued weakness in the homebuilding market could adversely affect the Company’s business, results of operations and stockholders' equity as compared to prior periods and could result in additional inventory impairments in the future.

The Company will be dependent on the continued availability and satisfactory performance of its general contractors and their subcontractors, which, if unavailable, could have a material adverse effect on the Company’s business.

The Company will conduct its renovation and construction operations through one or more general contractors and their respective subcontractors. As a consequence, the Company will depend on the continued availability of and satisfactory performance by its general contractors and their respective subcontractors for the renovation and constructions of its homes. There may not be sufficient availability of and satisfactory performance by these general contractors and subcontractors in the markets in which the Company operates. In addition, inadequate subcontractor resources could have a material adverse effect on the Company’s business.

The Company will be dependent on the services of certain key employees, and the loss of their services could hurt its business.

The Company’s future success will depend upon its ability to attract, train, assimilate and retain skilled personnel. If the Company is unable to retain key employees or attract, train, assimilate or retain other skilled personnel in the future, it could hinder its business strategy and impose additional costs of identifying and training new individuals. The Company anticipates that competition for qualified personnel in its operating markets will be intense.

Loans obtained by the Company may impose significant restrictions and obligations on the Company. Restrictions on the Company’s ability to borrow could adversely affect its liquidity. In addition, any substantial indebtedness could adversely affect the Company’s financial condition, limit its growth and make it more difficult for the Company to satisfy its debt obligations.

Any secured or unsecured indebtedness or revolving credit or letter of credit facilities obtained by the Company will impose certain restrictions and obligations on the Company. Under certain of these instruments, the Company may be required to comply with defined covenants which limit the Company's ability to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create liens on assets of the Company. Failure to comply with certain of these covenants could result in an event of default under the applicable instrument. Any such event of default could negatively impact other covenants or lead to cross defaults under other debt of the Company. In such cases, there can be no assurance that the Company will be able to obtain any waivers or amendments that may become necessary in the event of a future default situation without significant additional cost or at all.

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Any substantial indebtedness of the Company could have important consequences to it and the holders of its securities, including, among other things:

•	causing the Company to be unable to satisfy its obligations under its debt agreements;
•	making the Company more vulnerable to adverse general economic and industry conditions;
•	making it difficult to fund future working capital, home and land purchases, renovation and construction, general corporate purposes or other purposes; and
•	causing the Company to be limited in its flexibility in planning for, or reacting to, changes in its business.

In addition, subject to restrictions in its debt instruments, the Company may incur additional indebtedness. If new debt is added to the Company’s then current debt levels, the related risks that the Company then faces could intensify. The Company’s growth plans and its ability to make payments of principal or interest on, or to refinance, its indebtedness, will depend on its future operating performance and its ability to enter into additional debt and/or equity financings. If the Company is unable to generate sufficient cash flows in the future to service its debt, it may be required to refinance all or a portion of its then existing debt, to sell assets or to obtain additional financing. The Company may not be able to do any of the foregoing on terms acceptable to the Company, if at all.

A substantial increase in short-term and/or long-term mortgage interest rates, the unavailability of mortgage financing or a change in tax laws regarding the deductibility of mortgage interest may reduce consumer demand for the Company’s homes.

Purchasers of the Company’s homes may finance their acquisition with mortgage financing. Housing demand is adversely affected by reduced availability of mortgage financing and factors that increase the upfront or monthly cost of financing a home such as increases in interest rates, insurance premiums, or limitations on mortgage interest deductibility. The recent decrease in the willingness and ability of lenders to make home mortgage loans, the tightening of lending standards and the limitation of financing product options, have made it more difficult for homebuyers to obtain acceptable financing. Any substantial increase in short-term and/or long-term mortgage interest rates or unavailability of mortgage financing may adversely affect the ability of prospective homebuyers to obtain financing for the Company’s homes, as well as adversely affect the ability of prospective homebuyers to sell their current homes. A disruption in the credit markets and/or the curtailed availability of mortgage financing may adversely affect the Company’s business, financial condition, results of operations and cash flows.

If the Company is unsuccessful in competing against its homebuilding competitors, any future market share of the Company could decline or the Company’s growth could be impaired and, as a result, the Company’s financial results could suffer.

Competition in the homebuilding industry is intense, there are relatively low barriers to entry into this business, and we may not be able to compete successfully. Increased competition could hurt the Company’s business, as it could prevent the Company from acquiring existing homes or parcels of land on which to build homes or make such acquisitions more expensive, hinder the Company’s market share expansion, and lead to pricing pressures on its homes that may adversely impact its margins and revenues. If the Company is unable to successfully compete, its financial results could suffer and the value of, or its ability to service, any of its indebtedness could be adversely affected. The Company’s competitors may independently renovate existing homes or construct new homes that are superior or substantially similar to the Company’s products. Furthermore, a number of the anticipated competitors of the Company will have substantially greater financial resources and lower costs of funds than will the Company. Many of these competitors will also have longstanding relationships with subcontractors and suppliers in the markets in which the Company operates.

The Company could experience a reduction in home sales and revenues or reduced cash flows due to its inability to acquire existing homes or finished lots or undeveloped land for renovation or construction, if it is unable to obtain reasonably priced financing to support its homebuilding activities.

The homebuilding industry is capital intensive, and homebuilding requires significant up-front expenditures to acquire existing homes or land and to begin development. Accordingly, the Company will seek equity or debt financing from a variety of potential sources, including lender financing and/or securities offerings. The availability of borrowed funds, especially for construction financing and existing home or land acquisition, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If the Company is required to seek additional financing to fund its operations, continued volatility in these markets may restrict the Company’s flexibility to access such financing. If the Company is not successful in obtaining sufficient financing to fund its planned capital and other expenditures, it may be unable to acquire existing homes or land for its homebuilding activities. Additionally, if the Company cannot obtain financing to fund the purchase of real estate properties under contracts entered into by the Company, the Company may lose deposits or otherwise incur contractual penalties and fees.

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The Company is subject to extensive government regulation which could cause it to incur significant liabilities or restrict its business activities.

Regulatory requirements could cause the Company to incur significant liabilities and operating expenses and could restrict its business activities. The Company is subject to local, state and federal statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. The Company’s operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Any delay or refusal from government agencies to grant the Company necessary licenses, permits and approvals could have an adverse effect on its operations.

The Company may incur additional operating expenses due to compliance programs or fines, penalties and remediation costs pertaining to environmental regulations.

The Company is subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply vary greatly according to the location of the site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause the Company to implement time consuming and expensive compliance programs and may prohibit or severely restrict development or construction in certain environmentally sensitive regions or areas. From time to time, the United States Environmental Protection Agency (EPA) and similar federal or state agencies review homebuilders' compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to the Company may increase the Company’s costs. Further, the Company expects that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber.

The Company may be subject to significant potential liabilities as a result of construction defect, product liability and warranty claims made against it.

As a homebuilder, the Company will be subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

With respect to certain general liability exposures, including construction defect claims, product liability claims and related claims, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it can be difficult to determine the extent to which the assertion of these claims will expand geographically.

The Company’s operating expenses could increase if it were required to pay higher insurance premiums or litigation costs for various claims, which could cause the Company’s net income to decline.

The costs of insuring against construction defects, product liability claims and claims against directors and officers are substantial. Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage. Insurance obtained by the Company may not cover all of the claims, including personal injury claims, or such coverage may become prohibitively expensive. If the Company is not able to obtain adequate insurance against these claims, the Company may experience losses that could reduce its net income and restrict its cash flow available to service debt.

Historically, builders have recovered from general contractors, subcontractors and insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred. Insurance coverage available to general contractors and subcontractors for construction defects is becoming increasingly expensive, and the scope of coverage is restricted. If the Company cannot effectively recover from its general contractors or their respective subcontractors or their carriers, it may suffer greater losses which could decrease its net income.

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A builder's ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many states have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to the Company or its general contractors or their respective subcontractors becomes insolvent or experiences financial difficulty in the future, the Company may be unable to recover on those policies, and its net income may decline.

The Company may experience fluctuations and variability in its operating results and, as a result, its historical performance may not be a meaningful indicator of future results.

The Company expects to experience variability in home sales and net earnings. As a result of such variability, the Company’s historical performance may not be a meaningful indicator of future results. The Company’s results of operations may fluctuate in the future as a result of a variety of both national and local factors, including, among others: the timing of real estate acquisitions and home closings;

•	the Company’s ability to continue to acquire additional properties for renovation or construction or to secure contracts to acquire additional properties on acceptable terms;
•	conditions of the real estate market in areas where the Company operates and of the general economy;
•	raw material and labor shortages;
•	seasonal home buying patterns; and
•	other changes in operating expenses, including the cost of labor and raw materials, personnel and general economic conditions.

Information technology failures or data security breaches could harm the Company’s business.

The Company may use information technology and other computer resources to perform important operational and marketing activities and to maintain its business records. Certain of these resources may be provided to the Company and/or maintained by third-party service providers pursuant to agreements that specify certain security and service level standards. The Company’s computer systems, including any back-up systems and those of its third-party providers, will be subject to damage or interruption from power outages, computer and telecommunication failures, computer viruses, security breaches, natural disasters, usage errors by the Company’s employees or contractors, etc. A significant and extended disruption of or breach of security related to computer systems and back-up systems may damage the Company’s reputation and cause it to lose customers, sales and revenue, result in the unintended misappropriation of proprietary, personal and confidential information, and require the Company to incur significant expense to remediate or otherwise resolve these issues.

The occurrence of natural disasters could increase the Company’s operating expenses and reduce its revenues and cash flows.

The climates and geology of states in which the Company operates may present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the Company’s homes under renovation or construction or the Company’s building lots could be damaged or destroyed, which may result in losses exceeding the Company’s insurance coverage. Any of these events could increase the Company’s operating expenses, impair its cash flows and reduce its revenues, which could, in turn, negatively affect the market price of the Company’s securities.

Terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on the Company’s operations.

Adverse developments in the war on terrorism, terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, may cause disruption to the economy, the Company, its employees and its customers, which could adversely affect the Company’s revenues, operating expenses, and financial condition.

History of Operating Losses

The Company has incurred operating losses in each year since its inception with the exception of 2002. At December 31, 2013, the Company had an accumulated deficit of approximately $37.3 million. The Company's losses have resulted principally from costs incurred in connection with its previous research and development activities and from general and administrative costs associated with the Company's operations. These costs have exceeded the Company's revenues.

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Uncertainty of Utilization of Operating Loss and Research and Development Credit Carryforwards.

The Company had a net operating loss carryforward of approximately $19.3 million and a research and development credit carryforward of approximately $1.5 million at December 31, 2013. These net operating loss carryforwards and the research and development credit carryforward expire in various years from 2018 to 2033. The Company's ability to utilize such net operating loss and research and development credit carryforwards for income tax savings may be subject to certain limitations in the future, and there can be no assurance that the Company will be able to utilize such carryforwards.

Uncertainty of Access to Capital

There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all.

Control by Existing Stockholders; Concentration of Stock Ownership

Carl C. Icahn beneficially owned, as of March 31, 2014, approximately 40% of the outstanding shares of Common Stock. As a result, Mr. Icahn, acting alone, will be able to control most matters requiring approval by the stockholders of the Company, including the election of directors, the adoption of charter amendments, and the approval of mergers and other extraordinary corporate transactions. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Anti-Takeover Effect of Delaware Corporate Law

Certain provisions of the Delaware corporate law may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices.

Risks Related to Our Common Stock Generally

The Company’s stock price is volatile and could decline.

The securities markets in general and the Company’s common stock in particular have experienced significant price and volume volatility over the past few years. The market price and volume of the Company’s common stock may continue to experience significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the Company’s industry, operations or business prospects. In addition to the other risk factors discussed in this section, the price and volume volatility of the Company’s common stock may be affected by:

•	operating results that vary from the expectations of securities analysts and investors;
•	factors influencing home purchases, such as availability of home mortgage loans and interest rates, credit criteria applicable to prospective borrowers, ability to sell existing residences, and homebuyer sentiment in general;
•	the operating and securities price performance of companies that investors consider comparable to the Company;
•	announcements of strategic developments, acquisitions and other material events by the Company or its competitors
•	changes in government regulations applicable to our business; and
•	changes in global financial markets and global economies and general market conditions, such as interest rates, commodity and equity prices and the value of financial assets.

The Company’s ability to raise funds through the issuance of equity or otherwise use its common stock as consideration is impacted by the price of its common stock. A low stock price may adversely impact the Company’s ability to reduce its financial leverage, as measured by the ratio of total debt to total capital. High levels of leverage or significant increases may adversely affect the Company’s credit ratings and make it more difficult for the Company to access additional capital. These factors may limit the Company’s ability to implement its operating and growth plans.

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Absence of Dividends

The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future.

We Have a Limited Trading Market

There is a limited public trading market for our common stock on the over-the-counter bulletin board. We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained. Because of our limited public trading market, the market price for our common stock could be highly volatile and, accordingly, substantial fluctuations in the price of our common stock could limit the ability of our current stockholders to sell their shares at a favorable price.

Because we were formerly a “shell company,” Rule 144 is unavailable until one year has elapsed from the date that we have filed “Form 10 information” with the SEC, and, if we ever become delinquent thereafter with the filing of our reports, Rule 144 will no longer be available until and unless we become current.

Rule 144 provides, as indicated above, that sales of securities of a former shell company may only be made once the applicable waiting period has terminated and only if appropriate current information is available by the company, and that it has filed all relevant periodic reports that it is required to file. Rule 144 will be unavailable to holders of restricted securities until one year has elapsed from the date that we filed “Form 10 information” (as defined in Rule 144) with the SEC. Thereafter, if we become delinquent with our SEC reports, any holders of restricted securities will no longer be able to sell until, if ever, the Company becomes current. No assurance can be made that the Company will be able to remain current with its reports.

Risks Related to the Rights Offering

The Subscription Price Determined for this Offering is Not an Indication of Our Value

A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights. Other factors considered in setting the subscription price included our need for equity capital, alternatives available to us for raising equity capital, the recent and current market price of our common stock, the estimated liquidation value per share of our common stock and general conditions in the securities market. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, liquidation value, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common stock.

The Market Price of Our Common Stock May Decline

We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If You Do Not Exercise Your Subscription Rights in Full, Your Percentage Ownership and Voting Rights in Us Will Likely Experience Dilution.

If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company. However, if you choose not to exercise your subscription rights, your percentage ownership and voting rights in us will experience dilution if and to the extent that other stockholders exercise their subscription rights. In that event, the percentage ownership, voting rights and other rights of all stockholders who do not fully exercise their subscription rights will be diluted.

You May Not Revoke Your Subscription Exercise and Could Be Committed to Buying Shares Above the Prevailing Market Price

Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock falls below the subscription price, you will have committed to buying shares of common stock at a price above the market price. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the price you paid for such shares.

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Because We May Terminate the Offering at Any Time Prior to the Expiration Date or Limit Your Ability to Exercise Rights Under Specified Circumstances, Your Participation in the Rights Offering is Not Assured

We may terminate the offering at any time prior to the expiration date. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders as soon as practicable, without interest or deduction. In addition, we reserve the right to limit the exercise of rights by certain stockholders in order to protect against an unexpected “ownership change” for federal income tax purposes.

You Will Need to Act Promptly and to Carefully Follow the Subscription Instructions, or Your Exercise of Rights May be Rejected

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm on [________], 2014, the expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If You Use a Personal Check to Pay for the Shares, It May Not Clear in Time to Enable You to Purchase Shares in this Rights Offering

Any personal check used to pay for shares to be issued in the rights offering must clear prior to the expiration date, and the clearing process may require seven or more business days. If you choose to exercise your rights, in whole or in part, and to pay for shares by personal check and your check does not clear prior to the expiration date of the rights offering, you will not have satisfied the conditions to exercise your rights and will not receive the shares you attempted to purchase and your subscription rights will expire and be of no value. If you choose to pay for shares by personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears prior to the expiration date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including any projections or expectations of earnings, revenue, financial performance, liquidity and capital resources or other financial items; any statement of the Company’s plans, strategies and objectives for the Company’s future operations; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumption underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and other similar words. Although the Company believes that the expectations reflected in the Company’s forward-looking statements are reasonable based on information currently available to us, such forward-looking statements involve known and unknown risks, uncertainties, and other factors, including the factors set forth under "Risk Factors," which may cause our actual results, performance, achievements, prospects or opportunities in 2014 and beyond to be materially different from any future results, performance, achievements, prospects or opportunities expressed or implied by such forward-looking statements. These factors include, without limitation, risks and uncertainties relating to the Company's ability to acquire residential homes or land for renovation or construction and resale, the Company’s ability to engage contractors to perform such renovation and construction, the Company’s ability to sell such renovated or new homes at a profit, the Company's ability to acquire or invest in other businesses or assets, the Company's capital needs and uncertainty of future funding, the possible volatility of our stock price and the potential fluctuation in our operating results Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. You should read carefully the factors described in the “Risk Factors” section of this prospectus and our recent SEC filings for information regarding risk factors that could affect our results. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

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USE OF PROCEEDS

The net proceeds from the rights offering will be used for anticipated working capital needs and general corporate purposes. We may use all or a portion of the net proceeds (i) to purchase individual homes or individual residential lots for purposes of renovation or construction and resale or (ii) to acquire or invest in other businesses or assets. Although the Company has and is continuing to enter into agreements in the ordinary course for the acquisition of residential properties in Florida in connection, we currently have no definitive agreements nor are we in serious discussions to acquire or invest in any other businesses or assets.

DETERMINATION OF OFFERING PRICE

The subscription price in the rights offering is $1.53 per share.

A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights. Other factors considered in setting the subscription price included our need for equity capital, alternatives available to us for raising equity capital, the recent and current market price of our common stock, the estimated liquidation value per share of our common stock and general conditions in the securities market.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, liquidation value, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common stock.

After the date of this prospectus, our common stock may trade at prices above or below the subscription price. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

On March 31, 2014, the closing sale price of our common stock on the OTC Bulletin Board was $1.54 per share, and on April 9, 2014, it was 1.44. At March 31, 2014, the estimated liquidation value per share of our common stock (assuming the liquidation of owned properties and the purchase and subsequent liquidation of properties under contract but not yet owned) was approximately $1.55 per share.

THE RIGHTS OFFERING

THE SUBSCRIPTION RIGHTS

BASIC SUBSCRIPTION RIGHTS

We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is April 28, 2014, at no charge, one non-transferable subscription right for each share of common stock owned, a total of 13,144,040 shares. The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will entitle the rights holder to purchase one share of our common stock at a price of $1.53 per share, the subscription price, upon timely delivery of the required documents and payment of the subscription price. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on [_______], 2014, the expiration date for the rights offering, subject to extension. After the expiration date, the subscription rights will expire and will have no value. See below “—Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise all of your subscription rights. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased as soon as practicable after the rights offering has expired.

OVER-SUBSCRIPTION RIGHTS

Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.

If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right).

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If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all over-subscribing stockholders purchased through the basic subscription right. If this pro rata allocation results in any holder of rights being allocated a greater number of shares than that holder subscribed for pursuant to the exercise of such holder’s over-subscription right, then such holder will be allocated only that number of shares for which the holder oversubscribed, and the remaining shares will be allocated among all other holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated. Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole unit.

For example, if 12,000 total shares are available and (i) four holders who exercised their basic subscription rights in full to purchase 100 shares, 200 shares, 300 shares and 400 shares, respectively, as of the expiration date of the rights offering, (ii) holders (including the four holders listed above) that exercised their basic subscription rights in full to purchase an aggregate of 2,000 shares are exercising their over-subscription privilege with respect to 10,000 available over-subscription shares and (iii) all holders that are exercising the over-subscription privilege are exercising the over-subscription privilege with respect to all of the 10,000 available over-subscription shares, except for the holder who exercised rights to purchase 400 shares who is only exercising the over-subscription privilege with respect to 100 of such available shares, the pro rata allocation would be effected as follows:

•	the holder that exercised rights to purchase 100 shares as of the expiration date of the rights offering would receive 500 shares pursuant to the first pro rata allocation of the over-subscription privilege (i.e., 100 divided by 2,000 = 0.05 multiplied by 10,000 available shares = 500 shares);

•	the holder that exercised rights to purchase 200 shares as of the expiration date of the rights offering would receive 1,000 shares pursuant to the first pro rata allocation of the over-subscription privilege (i.e., 200 divided by 2,000 = 0.10 multiplied by 10,000 available shares = 1,000 shares);

•	the holder that exercised rights to purchase 300 shares as of the expiration date of the rights offering would receive 1,500 shares pursuant to the first pro rata allocation of the over-subscription privilege (i.e., 300 divided by 2,000 = 0.15 multiplied by 10,000 available shares = 1,500 shares);

•	the holder that exercised rights to purchase 400 shares as of the expiration date of the rights offering would receive 100 shares pursuant to the first pro rata allocation of the over-subscription privilege (i.e., 400 divided by 2,000 = 0.20 multiplied by 10,000 available shares = 2,000 shares, however, this holder only subscribed for an additional 100 shares pursuant to the over-subscription privilege, therefore, the remaining 1,900 shares to which the holder would have otherwise been entitled is re-allocated to the other over-subscribers on the same pro rata basis);

•	the remaining holders that exercised their basic subscription rights in full to purchase an aggregate of 1,000 shares as of the expiration date of the rights offering would receive 5,000 shares pursuant to the first pro rata allocation of the over-subscription privilege (i.e., 1,000 divided by 2,000 = 0.50 multiplied by 10,000 available shares = 5,000 shares);

•	of the remaining 1,900 shares (which were not subscribed by the holder that exercised rights to purchase 400 shares as of the expiration date of the rights offering and who subscribed only for an additional 100 shares of the 2,000 shares to which he would otherwise have been entitled pursuant to his oversubscription privilege), 118 shares will be distributed to the holder that exercised rights to purchase 100 shares as of the expiration date of the rights offering pursuant to the second pro rata allocation of the over-subscription privilege (i.e., 100 divided by the 1,600 remaining over-subscribing rights = 0.0625 multiplied by 1,900 available shares = 118 shares, after rounding down to the nearest whole share);

•	of the remaining 1,900 shares, 237 shares will be distributed to the holder that exercised rights to purchase 200 shares as of the expiration date of the rights offering pursuant to the second pro rata allocation of the over-subscription privilege (i.e., 200 divided by the 1,600 remaining over-subscribing rights = 0.125 multiplied by 1,900 available shares = 237 shares, after rounding down to the nearest whole share);

•	of the remaining 1,900 shares, 356 shares will be distributed to the holder that exercised rights to purchase 300 shares as of the expiration date of the rights offering pursuant to the second pro rata allocation of the over-subscription privilege (i.e., 300 divided by the 1,600 remaining over-subscribing rights = 0.1875 multiplied by 1,900 available shares = 356 shares, after rounding down to the nearest whole share); and

•	of the remaining 1,900 shares, 1,187 shares will be distributed to the remaining holders who exercised rights as of the expiration date of the rights offering (i.e., 1,000 divided by the 1,600 remaining over-subscribing rights = 0.625 multiplied by 1,900 available shares = 1,187 shares, after rounding down to the nearest whole share).

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As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

EXPIRATION OF THE RIGHTS OFFERING AND EXTENSIONS, AMENDMENTS AND TERMINATION

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on [_______], 2014, the expiration date for the rights offering. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the expiration date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.

METHOD OF EXERCISING SUBSCRIPTION RIGHTS

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment prior to 5:00 p.m., New York City time, on [_______], 2014, the expiration date of the rights offering. Rights holders may exercise their rights as follows:

SUBSCRIPTION BY REGISTERED HOLDERS

Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “—Delivery of Subscription Materials and Payment,” on or prior to the expiration date.

SUBSCRIPTION BY DTC PARTICIPANTS

Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the Depository Trust Company, or DTC. Such holders may exercise these rights through DTC's PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the new shares and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled “—Guaranteed Delivery Procedures,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

SUBSCRIPTION BY BENEFICIAL OWNERS

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf prior to the expiration date. A rights holder's subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder's full subscription price payment prior to the expiration date.

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METHOD OF PAYMENT

Payments must be made in full in U.S. currency by:

o	check or bank draft payable to American Stock Transfer & Trust Company, LLC, the subscription agent, drawn against a U.S. bank; or

o	postal, telegraphic or express money order payable to the subscription agent.

Any personal check used to pay for shares of common stock must clear the appropriate financial institutions prior to the expiration date. The clearing house may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of a personal check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. Rights certificates received after that time will not be honored, and we will return your payment to you as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

o	clearance of any uncertified check deposited by the subscription agent;

o	receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank; or

o	receipt by the subscription agent of any postal, telegraphic or express money order.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “—Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period. Because uncertified personal checks may take seven or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier's check or money order to avoid missing the opportunity to exercise your subscription rights should you decide to do so

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. See “—Medallion Guarantee May be Required.”

MEDALLION GUARANTEE MAY BE REQUIRED

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

o     your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

o     you are an eligible institution.

SUBSCRIPTION AGENT

The subscription agent for this rights offering is American Stock Transfer & Trust Company, LLC. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

INFORMATION AGENT

The information agent for this rights offering is AST Phoenix Advisors. We will pay all fees and expenses of the information agent related to the rights offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering. The information agent can be contacted at the following address and telephone number:

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AST Phoenix Advisors

6201 15th Avenue

Brooklyn, NY 11219

Phone:	(877) 283-0317 (toll-free)

(212) 493-3910 (for banks and brokers)

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

If Delivering By Hand, Express Mail, Courier or Any Other Expedited Service

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, NY 11219

Phone:	(718) 921-8317

(877) 248-6417 (toll-free)

Fax:	(718) 234-5001

If Delivering By Mail

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, NY 10272-2042

Phone:	(718) 921-8317

(877) 248-6417 (toll-free)

Fax:	(718) 234-5001

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

GUARANTEED DELIVERY PROCEDURES

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “—Delivery of Subscription Materials and Payment.”

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CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

ESCROW ARRANGEMENTS

The subscription agent will hold funds received in payment of the subscription price in a segregated account until the rights offering is completed or withdrawn and terminated.

NOTICE TO BENEFICIAL HOLDERS

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

BENEFICIAL OWNERS

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

SUBSCRIPTION PRICE

The subscription price is $1.53 per share.

A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights. Other factors considered in setting the subscription price included our need for equity capital, alternatives available to us for raising equity capital, the recent and current market price of our common stock, the estimated liquidation value per share of our common stock and general conditions in the securities market.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, liquidation value, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common stock.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

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Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

REGULATORY LIMITATION

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

NO REVOCATION OR CHANGE

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

NON-TRANSFERABILITY OF THE RIGHTS

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

RIGHTS OF SUBSCRIBERS

You will have no rights as a stockholder with respect to shares you subscribe for in the rights offering until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment and any other required documents to the subscription agent.

INTENDED PURCHASES

Our largest stockholder, Carl C. Icahn, has indicated to the Company that he intends to exercise all of his rights, but has not made any formal commitment to do so. Mr. Icahn has also indicated his intention to over-subscribe for the maximum amount of shares he can over-subscribe for without endangering the availability of the Company's net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code.

FOREIGN STOCKHOLDERS AND STOCKHOLDERS WITH APO OR FPO ADDRESSES

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

NO BOARD RECOMMENDATION

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

PROTECTION MECHANICS

Our ability to utilize our NOLs against future taxable income, if any, could be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an “ownership change” to an annual amount equal to the value of the company (generally measured by the value of its outstanding stock) multiplied by the long-term tax-exempt rate. An “ownership change” is generally a more than 50 percentage point increase in stock ownership, during a moving 3-year testing period, by “5% shareholders”. In determining ownership, certain attribution provisions and constructive ownership provisions apply, including the following:

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o	Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother's family group would include her spouse, all her children and her grandchildren.

o	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

o	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

o	Ownership may not be structured with an abusive principal purpose of avoiding these rules.

We have the right, in our sole and absolute discretion, to limit the exercise of rights, including instructing the subscription agent to refuse to honor any exercise of rights, by 5% shareholders or a subscriber to the extent necessary, in our sole and absolute discretion, to preserve our ability to utilize NOLs against future taxable income.

In order to protect against an unexpected “ownership change” for federal income tax purposes, we have implemented the protection mechanics whereby each shareholder will either make the representation set forth in the first bullet point below or, in the alternative, follow the procedures set forth in the second, third and fourth bullet points below:

o	by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to its basic and/or oversubscription rights, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 1,182,963 shares of our common stock, such number representing 4.5% of our assumed total outstanding shares of common stock of 26,288,080 after giving effect to the assumed sale of 13,144,040 shares of our common stock in the rights offering;

o	if an exercise of basic and/or oversubscription rights would result in the subscriber owning more than 1,182,963 shares of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;”

o	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns, his, her or its history of share ownership of the past three years, the date of the first purchase of Company stock, and such other information as may be requested; and

o	we have the right to instruct the subscription agent to refuse to honor or reduce the amount of any subscriber’s exercise of rights to the extent necessary as determined above, in our sole and absolute discretion, to preserve our ability to utilize NOLs against future taxable income.

In the event that a shareholder does not verify that he, she or it is not currently the holder of 1,182,963 shares of the Company's stock or will not exceed that number of shares through the exercise of his, her or its basic subscription rights and/or oversubscription rights, or furnish the requested information, the Company may, in its sole discretion, refuse to permit the exercise of that shareholder's basic and/or oversubscription rights. Furthermore, the Company has the right to reduce the amount of a basic and/or oversubscription exercise by the minimum amount necessary to preserve the Company’s ability to utilize NOLs against future taxable income.

By signing the subscription certificate and exercising rights in the offering, you agree that:

o	the protection mechanics are valid, binding and enforceable against you;

o	any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

o	we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

Shareholders that currently hold in excess of 1,182,963 shares of common stock will be permitted to participate in the rights offering up to such amounts as will not jeopardize the Company's net operating losses, as determined above.

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SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

Based on the 13,144,040 shares of our common stock currently issued and outstanding, and the potential that we may issue as many as 13,144,040 shares pursuant to this rights offering, 13,144,040 shares of our common stock may be issued and outstanding following the rights offering, an increase in the number of outstanding shares of our common stock of approximately 100%.

FEES AND EXPENSES

We will pay all fees charged by the subscription agent in connection with the distribution and exercise of the rights. You are responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with the exercise or transfer of the subscription rights. Neither we nor the subscription agent will pay such expenses.

QUESTIONS ABOUT EXERCISING SUBSCRIPTION RIGHTS

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “Delivery of Subscription Materials and Payment.”

GOVERNING LAW

The obligation of the company to issue shares to you in respect of the exercise by you of your subscription rights shall be governed by the internal laws of the State of New York, without regard to conflicts of laws provisions thereof that would require application of the laws of another jurisdiction.

OTHER MATTERS

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt, ownership and disposition of the subscription rights required in the rights offering and the ownership shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights or, if applicable, the over-subscription privilege will be held exclusively as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax consideration that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation.

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

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•	persons liable for alternative minimum tax;

•	persons that hold shares of common stock as part of a straddle or hedging or conversion transaction;

•	retirement plans, individual retirement accounts, or other tax deferred accounts;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose "functional currency" is not the United States dollar.

You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and you are:

•	an individual citizen or resident of the United States,

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more "United States persons," as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

This discussion addresses only certain aspects of United States federal income taxation. This discussion also does not address any federal non-income, state, local or foreign tax considerations to U.S. holders, nor does it address any tax considerations to persons other than U.S. holders. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt, ownership and disposition of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. To ensure compliance with Treasury Department Circular 230, holders are hereby notified that (1) any discussion of U.S. federal income tax issues herein or any other document referred to herein is not intended or written to be used, and cannot be used, by such holders for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, (2) such discussions are for use in connection with the promotion or marketing of the transactions or matters addressed herein, and (3) holders should seek advice based on their particular circumstances from an independent tax advisor.

Taxation of Subscription Rights

Receipt of Subscription Rights

We intend to take the position that the distribution of the subscription rights should not be a taxable distribution to U.S. holders of our common stock under Section 305(a) of the Code. This position is not binding on the IRS, or the courts. If this position that the distribution of rights is nontaxable is finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of our current and accumulated earnings and profits, if any, with excess being treated as a return of capital to the extent of a holder’s tax basis in our common stock and then as capital gain. Current earnings and profits for 2014 cannot be determined until the end of the current year. Although no assurance can be given, we believe that Cadus has no accumulated earnings and profits through the end of 2013.

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This distribution of the subscription rights would be taxable under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our shareholders and an increase in the proportionate interest of other shareholders in our assets or earnings and profits, if any. Distributions having this effect are referred to as "disproportionate distributions." A series of distributions encompasses all distributions of stock (or rights to acquire stock) made or deemed made by a corporation which have the result of receipt of cash or property (as defined in Section 317 of the Code) by some shareholders and an increase in the proportionate interests of other shareholders. It is not necessary for a distribution of stock (or rights to acquire stock) to be considered as one of a series of distributions that such distribution be pursuant to a plan to distribute cash and property to some shareholders and to increase the proportionate interests of the other shareholders, rather it is sufficient if there is a distribution (or a deemed distribution) having such effect. In addition, there is no requirement that both such elements of a disproportionate distribution occur in the form of a distribution or series of distributions as long as the result is that some shareholders receive cash and property and other shareholders proportionate interests increase. Where the receipt of cash or property occurs more than 36 months following a distribution or series of distributions of stock (or rights to acquire stock), or where a distribution of stock (or rights to acquire stock) is made more than 36 months following the receipt of cash or property, such distribution or distributions will be presumed not to result in the receipt of cash or property by some shareholders and an increase in the proportionate interest of other shareholders, unless the receipt of cash or property by some shareholders and the distribution or series of distributions are made pursuant to a plan. We intend to take the position that the shareholders of Cadus who receive subscription rights to purchase Cadus common stock will not be taxed on the receipt of such rights because the distribution of the rights will not be disproportionate. As no distributions to shareholders of cash or property have been made in the past 36 months, and there is no plan to make such distributions in the 36 months subsequent to the transactions contemplated in the Registration Statement, the distribution of subscription rights should not be treated as part of a disproportionate distribution. However, if any such distributions have been made in the previous 36 months or will be made in the 36 months subsequent to the transactions contemplated by the Registration Statement, this could affect the taxability of the Rights Offering. Further, the distribution of the subscription rights would be taxable if it was a right to receive debt, not equity. Although no assurance can be given, we intend to treat the subscription right as a right to receive equity and not debt and further we intend to treat the common stock as equity, not debt, for U.S. federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution and the subscription rights, common stock will be treated as equity, not debt, for U.S. federal income tax purposes. Each U.S. holder of shares of our common stock is urged to consult its tax advisor to determine whether the subscription rights or common stock are equity for U.S. federal income tax purposes and the particular tax consequences of holding and disposing of such interests.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

•	If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

•	If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. The aggregate tax basis of the share of common stock you receive upon exercise of the subscription right generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription right as determined above. Your holding period of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege will begin on the date the subscriptions rights are exercised.

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Expiration of Subscription Rights

If you do not exercise the subscription rights, you should not recognize a gain or loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised, if any, will be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions with respect to shares of common stock received upon exercise of the subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, and subject to the discussion of the additional 3.8% tax on net investment income below, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock will generally be taxed at a minimum rate of 20%, provided that the shareholder meets applicable holding period and other requirements. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the available of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Subject to the discussion of the additional 3.8% tax on net investment income below, long-term capital gain of a non-corporate U.S. holder, including individuals, will generally be taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, payments made to you of dividends or of proceeds from the sale of shares of common stock may be subject to information reporting to the IRS and possible U.S. federal backup withholding (currently at a rate of 28%). Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Health Care and Reconciliation Act of 2010

Certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on all or a portion of their "net investment income." Among other items, "net investment income" generally includes dividends and net gains from the disposition of shares of stock. If you are a U.S. holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the shares of common stock.

Recent Legislation Relating to Foreign Accounts

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations thereunder, commonly referred to as FATCA, when applicable will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends (such as the common stock of Cadus) made to (i) foreign financial institutions unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under recently issued final Treasury Regulations, as modified by IRS Notice 2013-43, the withholding obligations described above generally will apply to payments of U.S.-source dividends made on or after July 1, 2014, and to payments of gross proceeds from a sale or other disposition of securities that could produce such U.S.-source dividends on or after January 1, 2017. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements.

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THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE SUBSCRIPTION RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS. ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSONS' PARTICULAR FACTS AND CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We are making this rights offering directly to you, the holders of our common stock, on a pro rata basis for each share of our common stock held on April 28, 2014, the record date for this rights offering.

We will pay American Stock Transfer & Trust Company, LLC, the subscription agent, a fee of approximately $20,000 for its services in connection with this rights offering (which includes the subscription agent's fees associated with the exercise of rights). We have also agreed to reimburse the subscription agent for its reasonable expenses and indemnify it from liabilities it may incur in connection with the rights offering. We estimate that our total expenses in connection with the rights offering, including registration, legal and accounting fees, will be approximately $306,446.32.

We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, in connection with the solicitation or exercise of rights, we are not paying any other commissions, fees or discounts in connection with the rights offering.

DESCRIPTION OF CAPITAL STOCK

Cadus’ authorized capital stock consists of 35,000,000 shares of common stock, $0.01 par value. As of the date of this report, Cadus had 13,144,040 shares of its common stock issued and outstanding and 141,667 shares of treasury stock.

Holders of Cadus’ common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Cadus’ common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Cadus’ common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by Cadus’ Board of Directors, and upon its liquidation or dissolution, whether voluntary or involuntary, to share equally in its assets available for distribution to our security holders.

Cadus’ Board of Directors is authorized to issue additional shares of Cadus’ common stock not to exceed the amount authorized by its Certificate of Incorporation, on such terms and conditions and for such consideration as Cadus’ Board of Directors may deem appropriate without further security holder action.

Holders of Cadus’ common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by Cadus’ stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject Holders of Cadus’ common stock are entitled to dividends if declared by Cadus’ Board of Directors out of funds legally available for the payment of dividends. From Cadus’ inception to December 31, 2013, Cadus has not declared any dividends.

Cadus does not intend to issue any cash dividends in the future. Cadus intends to retain earnings, if any, to finance the development and expansion of its business. However, it is possible that Cadus’ management may decide to declare a stock dividend in the future. Cadus’ future dividend policy will be subject to the discretion of its Board of Directors and will be contingent upon future earnings, if any, Cadus’ financial condition, Cadus’ capital requirements, general business conditions and other factors.

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BUSINESS

General

Cadus Corporation was incorporated under the laws of the State of Delaware in January 1992 and until July 30, 1999 devoted substantially all of its resources to the development and application of novel yeast-based and other drug discovery technologies. On July 30, 1999, the Company sold its drug discovery assets to OSI Pharmaceuticals, Inc. (“OSI”) and ceased its internal drug discovery operations and research efforts for collaborative partners. Cadus Corporation has a wholly owned subsidiary, Cadus Technologies, Inc. (“Cadus Technologies”), which holds all patents, patent applications, know how, licenses and drug discovery technologies of the Company. Subsequent to the sale of its drug discovery assets to OSI, the Company had continued to license, and seek to license, its technologies. It also sought to use all or a portion of its available cash, and where appropriate, seek additional debt or equity financing, to acquire or invest in one or more companies or other assets. However, the Company has received no revenues from the licensing of its technologies since 2010, has not entered into a new license for its technologies since 2000, and although it has pursued a number of prospective acquisitions, none was consummated.

Although the Company will continue to consider various acquisitions or investments, it believes that there may be opportunities to profit from purchasing land and residential homes for construction or renovation and resale in areas of the United States where there may be increases in real estate value. In that connection, beginning in the fourth quarter of 2013, Cadus Corporation’s Board of Directors began to explore such opportunities in Florida and determined that the Company should seek to purchase individual homes or individual residential lots for purposes of renovation or construction and resale. Cadus formed directly or indirectly wholly-owned subsidiaries through which it would purchase such homes and lots for such purposes. The Company currently intends to concentrate its real estate acquisition, renovation and construction activities in Florida and bought its first residential properties in that state in February 2014. When individual homes are purchased, Cadus intends, as appropriate, to renovate them for resale or to demolish them for new home construction. When vacant lots are purchased, Cadus intends to construct new homes on them. While renovation or demolition may begin soon after an acquisition of a home is consummated, Cadus does not intend to begin construction of new homes until a number of properties intended for new home construction are acquired. In some cases Cadus may also acquire partially constructed or renovated homes for completion and resale or resell acquired homes or land without undertaking renovation or construction. Depending on the availability of transactions acceptable to Cadus, all of Cadus’ available cash may be utilized, and Cadus may seek debt or equity financing. Cadus may also continue to maintain and seek to license or sell its drug discovery technologies, but this will no longer be a focus of Cadus’ business plan. In addition, Cadus will continue to consider other acquisitions or investments in various industries.

Industry Overview and Current Market Conditions

The sale of homes has been and will likely remain a large industry in the United States for four primary reasons: historical growth in both population and households, demographic patterns that indicate an increased likelihood of home ownership as age and income increase, job creation within geographic markets that necessitate new home construction or the renovation of existing homes, and consumer demand for home features in new or renovated homes.

In any year, the demand for homes is closely tied to job growth, the availability and cost of mortgage financing, the supply of new and existing homes for sale and, importantly, consumer confidence. Consumer confidence is perhaps the most important of these demand variables and is the hardest one to predict accurately because it is a function of, among other things, consumers' views of their employment and income prospects, recent and likely future home price trends, localized new and existing home inventory, the level of current and near-term interest and mortgage rates, the availability of consumer credit, valuations in stock and bond markets, and other geopolitical factors. In general, high levels of employment, significant affordability and low new home and resale home inventories contribute to a strong and growing home renovation and homebuilding market environment.

The Company believes that long-term fundamentals for home renovation and new home construction remain intact and is encouraged by evidence of strengthening conditions in the housing market. After several years of exceptionally weak demand for new and existing homes, the U.S. housing industry began to show some signs of improvement during fiscal 2012 followed by more solid and accelerated improvement during fiscal 2013. Single family average sales prices were up in most markets across the country during fiscal 2013.

Property Acquisition

The Company is currently undertaking the acquisition of an initial group of individual residential homes and lots upon which the Company may begin renovation or construction.

Demolition, Construction, and Renovation

When individual homes are purchased, the Company intends, as appropriate, to renovate them for resale or to demolish them for new home construction. When vacant lots are purchased, the Company intends to construct new homes on them. While renovation or demolition may begin soon after an acquisition of a home is consummated, the Company does not intend to begin construction on new homes until a number of properties intended for new home construction are acquired. In some cases, the Company may also acquire partially constructed or renovated homes for completion and resale or resell acquired homes or land without undertaking renovation or construction.

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Competition

The business of developing and selling residential properties is highly competitive and fragmented. The Company’s long-term success depends on its ability to acquire at reasonable prices existing residential properties suitable for renovation or construction and resale. The acquisition of residential homes and lots for renovation or construction and resale is highly competitive. In addition, the Company anticipates that it will compete for residential sales on the basis of a number of interrelated factors, including location, reputation, amenities, design, quality and price, with numerous large and small homebuilders, including some homebuilders with nationwide operations and much greater financial resources and/or lower costs than the Company. The Company will also compete for residential sales with individual resales of existing homes and available rental housing.

Brokerage Services Provided by Bayswater Brokerage Florida LLC

Bayswater Brokerage Florida LLC (“Bayswater”) is providing brokerage services to the Company on a non-exclusive basis. Carl C. Icahn, a major beneficial shareholder of Cadus, is also indirectly the principal shareholder of Bayswater; Jack Wasserman, a director and the lead independent director of Cadus is a director of Bayswater’s indirect parent; and Hunter C. Gary, a director and President and Chief Executive Officer of Cadus, is a Senior Vice President of Bayswater’s indirect parent and Vice President, Secretary and Treasurer of Bayswater. Barberry Corp., of which Carl Icahn is the sole shareholder, is a significant shareholder of Cadus. Pursuant to an agreement between Barberry Corp. and Cadus, to the extent Bayswater receives any compensation for such brokerage services, Barberry Corp. makes capital contributions to Cadus for the full amount of any such compensation received by Bayswater. Barberry Corp. is not issued stock of the Company or any other consideration in connection with any such capital contributions.

Employees

The Company currently has no full-time employees and its only employee is Hunter C. Gary, the President and Chief Executive Officer of Cadus. Under his employment agreement with Cadus, Mr. Gary is required to devote such time as may be required by Cadus’s Board of Directors to perform his duties and responsibilities. David Blitz, the Treasurer and Secretary of Cadus, is not an employee of the Company, and is serving under a consulting arrangement. The Company intends to hire employees as required in connection with the growth of its real estate activities.

Properties.

As part of the Company’s program to purchase individual homes or individual residential lots in the United States, with a focus currently on Florida, for purposes of renovation or construction and resale, as of April 10, 2014, Cadus had purchased and continued to own through an indirect wholly-owned subsidiary, six residential properties in Florida. The Company intends to acquire additional residential properties in Florida and to undertake their renovation or construction and resale. As of April 10, 2014, the Company had entered into binding contracts to purchase an additional three residential properties in Florida. Cadus leases storage space on a month-to-month basis in Tarrytown, New York.

Legal Proceedings.

There are no pending legal proceedings and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject.

Patents.

Although the Company’s drug discovery technologies will no longer be a focus of the Company’s business plan, as of March 31, 2014, the Subsidiary is the assignee of 15 issued U.S. patents covering aspects of its yeast technology and is the exclusive worldwide licensee of one issued U.S. patent for use in drug discovery.

The Company has obtained from Duke University an exclusive worldwide license to one issued U.S. patent. This patent is directed to hybrid yeast cells engineered to express human G Protein-coupled receptors. In consideration for such license, the Subsidiary pays a minimum annual royalty and is required to make payments upon the achievement by the Subsidiary of certain drug development milestones and to pay royalties (net of minimum royalties) on the sale of drugs by the Subsidiary which were initially identified by the Subsidiary through the use of the licensed technology. In lieu of milestones and royalty payments on sales of drugs by sublicensees initially identified by sublicensees through the use of the licensed technology, the Subsidiary pays an annual fee (net of the minimum annual royalty) for each sublicense granted by it to such technology.

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The Company has patents covering inventions by Cadus's scientists directed to hybrid yeast cells and yeast cells engineered to produce both peptide libraries and human proteins that can function in certain signal transduction pathways of the engineered yeast cell. The Company also has patents directed to methods, constructs and reagents, including engineered cells, for discovering ligands to orphan receptors. Peptides, and mimetics thereof, which have been discovered using technologies developed by Cadus, are also covered in these patents both as compositions and for their therapeutic use.

The Company has granted to OSI a non-exclusive license to use several of its patents relating to its yeast-based technologies.

Patent law as it relates to inventions in the biotechnology field is still evolving, and involves complex legal and factual questions for which legal principles are not firmly established. Accordingly, no predictions can be made regarding the breadth or enforceability of claims allowed in the patents that have been issued to the Company or its licensors. Accordingly, no assurance can be given that the claims in such patents, either as initially allowed by the United States Patent and Trademark Office or any of its foreign counterparts or as may be subsequently interpreted by courts inside or outside the United States, will be sufficiently broad to protect the Company’s proprietary rights, will be commercially valuable or will provide competitive advantages to the Company and its present or future licensees. There can be no assurance that any of the Company’s issued or licensed patents would ultimately be held valid or that efforts to defend any of its patents, trade secrets, know–how or other intellectual property rights would be successful.

In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company or its licensors, to protect trade secrets, know–how or other intellectual property rights owned by the Company, or to determine the scope and validity of the proprietary rights of third parties. Such litigation could result in substantial cost to and diversion of resources by the Company. An adverse outcome in any such litigation or proceeding could subject the Company to significant liabilities.

Available Information

The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available in print to any stockholder who requests a printed copy. The public may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains a website that contains reports, proxy statements, information statements and other information regarding issuers, including us, that file electronically with the SEC at www.sec.gov.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Cadus’ common stock, $.01 par value per share (the “Common Stock”), was traded on the Nasdaq National Market under the symbol KDUS until September 27, 1999 when it was delisted. Since September 27, 1999, Cadus’s Common Stock has traded on the over-the-counter bulletin board under the symbol KDUS.OB. The table below sets forth the high and low sales price per share of the Common Stock for the periods indicated, as reported by the over-the-counter bulletin board.

Fiscal Year 2014	High	Low

First quarter ended March 31, 2014	$1.76	$1.42

Fiscal Year 2013	High	Low

First quarter ended March 31, 2013	$1.44	$1.36

Second quarter ended June 30, 2013	$1.41	$1.35

Third quarter ended September 30, 2013	$1.52	$1.36

Fourth quarter ended December 31, 2013	$1.80	$1.47

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Fiscal Year 2012	High	Low

First quarter ended March 31, 2012	$1.40	$1.33

Second quarter ended June 30, 2012	$1.47	$1.33

Third quarter ended September 30, 2012	$1.43	$1.33

Fourth quarter ended December 31, 2012	$1.41	$1.37

On April 9, 2014, the last reported sale price of Cadus’s Common Stock on the over-the-counter bulletin board was $1.44.

As of March 31, 2014, there were approximately 53 holders of record of Cadus’s Common Stock. We believe the number of beneficial owners of Cadus’ Common Stock is substantially greater than the number of record holders because a large portion Cadus’ outstanding Common Stock is held of record in broker “street names” for the benefit of individual investors. As of March 31, 2014, there were 13,144,040 shares of Cadus’ Common Stock outstanding.

Cadus has not declared or paid any cash dividends on its Common Stock during the past two fiscal years and does not anticipate paying any such dividends in the foreseeable future. Cadus intends to retain any earnings for the growth of and for use in its business.

The following table sets forth certain information with respect to compensation plans (including individual compensation arrangements) under which equity securities of Cadus were authorized for issuance as of December 31, 2013:

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	0	--	1,745,388
Equity compensation plans not approved by security holders	0	--	0
Total	0	--	1,745,388

Selected Financial Data and Supplementary Financial Information.

As a smaller reporting company, Cadus has elected scaled disclosure reporting and therefore is not required to provide information that otherwise would be required by Items 301 and 302 of Regulation S-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cadus Corporation was incorporated under the laws of the State of Delaware in January 1992 and until July 30, 1999 devoted substantially all of its resources to the development and application of novel yeast-based and other drug discovery technologies. On July 30, 1999, the Company sold its drug discovery assets to OSI Pharmaceuticals, Inc. (“OSI”) and ceased its internal drug discovery operations and research efforts for collaborative partners. Cadus Corporation has a wholly owned subsidiary, Cadus Technologies, Inc. (“Cadus Technologies”), which holds all patents, patent applications, know how, licenses and drug discovery technologies of the Company. Subsequent to the sale of its drug discovery assets to OSI, the Company had continued to license, and seek to license, its technologies. It also sought to use all or a portion of its available cash, and where appropriate, seek additional debt or equity financing, to acquire or invest in one or more companies or other assets. However, the Company has received no revenues from the licensing of its technologies since 2010, has not entered into a new license for its technologies since 2000, and although it has pursued a number of prospective acquisitions, none was consummated.

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Although the Company will continue to consider various acquisitions or investments, it believes that there may be opportunities to profit from purchasing land and residential homes for construction or renovation and resale in areas of the United States where there may be increases in real estate value. In that connection, beginning in the fourth quarter of 2013, Cadus Corporation’s Board of Directors began to explore such opportunities in Florida and determined that the Company should seek to purchase individual homes or individual residential lots for purposes of renovation or construction and resale. The Company formed directly or indirectly wholly-owned subsidiaries through which it would purchase such homes and lots for such purposes. The Company currently intends to concentrate its real estate acquisition, renovation and construction activities in Florida and bought its first residential properties in that State in February 2014. When individual homes are purchased, the Company intends, as appropriate, to renovate them for resale or to demolish them for new home construction. When vacant lots are purchased, the Company intends to construct new homes on them. While renovation or demolition may begin soon after an acquisition of a home is consummated, the Company does not intend to begin construction of new homes until a number of properties intended for new home construction are acquired. In some cases, the Company may also acquire partially constructed or renovated homes for completion and resale or resell acquired homes or land without undertaking renovation or construction. Depending on the availability of transactions acceptable to Cadus, all of Cadus’ available cash may be utilized, and Cadus may seek debt or equity financing. Cadus may also continue to maintain and seek to license or sell its drug discovery technologies, but this will no longer be a focus of Cadus’ business plan. In addition, Cadus will continue to consider other acquisitions or investments in various industries.

The Company has incurred operating losses in each year since its inception except for an operating gain of approximately $214,000 for the year ended December 31, 2002. At December 31, 2013, the Company had an accumulated deficit of approximately $37.3 million. The Company’s losses resulted principally from costs incurred in connection with its research and development activities and from general and administrative costs associated with the Company’s operations. These costs have exceeded the Company’s revenues and interest income.

Despite the fact that the Company had no employees and limited operations in 2013, it continued to incur general and administrative expenses. For the year ended December 31, 2013, such expenses aggregated $340,430 and included patent costs (including legal fees) and license fees of approximately $48,900, legal fees (other than in connection with patents) of approximately $54,200 and bookkeeping, accounting and tax preparation fees of approximately $90,000. There was also legal fees of $23,442 for startup costs in connection with real estate operations. Since the Company had no revenues, it incurred a net loss of $487,706 for the year ended December 31, 2013.

The following accounting policies are important to understanding the Company’s financial condition and results of operations and should be read as an integral part of the discussion and analysis of the results of our operations and financial position. For additional accounting policies, see Note 2 to our consolidated financial statements. “Significant Accounting Policies.”

Accounting for income taxes. As part of the process of preparing the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves the Company estimating its actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included with the Company’s consolidated balance sheet. The Company must then assess the likelihood that its deferred tax assets will be recovered from future taxable income and to the extent the Company believes that recovery is not likely, it must establish a valuation allowance. To the extent it establishes a valuation allowance or increases this allowance in a period, the Company must include an expense within the tax provision in the statement of operations. Significant management judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets.

Result of Operations - Years Ended December 31, 2013 and 2012

Revenues

There were no revenues for 2013 and 2012.

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Operating Expenses

General and administrative expenses decreased to $340,430 in 2013 from $358,175 in 2012. This decrease was attributable to a decrease in legal and accounting fees of $36,891 and miscellaneous expenses of $4,376, offset by an increase in shareholder relations of $23,522 due to the annual meeting of stockholders.

Start-Up Real Estate Costs

In 2013, the company incurred legal expenses of $23,442 in connection with the start-up of real estate operations.

Abandoned Acquisition Costs

In 2012, the Company incurred legal, consulting and accounting expenses of $389,106 in connection with three potential acquisitions which were not consummated.

Equity in Other Ventures

Equity in other Ventures in 2013 reflects a recognized loss of $355 from the Company’s investment in Laurel Partners Limited Partnership. There was a recognized loss of $213 in 2012, from such investment.

Interest Income

Interest income for 2013 decreased to $2,678 from $3,049 in 2012.

Net Loss

Net Loss for 2013 was $487,706 compared to a net loss of $870,471 for 2012. The decrease in net loss is attributable to a decrease in general and administrative expenses of $17,745 a decrease in costs in connection with abandoned acquisitions in 2012 of $389,106 offset by decrease in interest income of $371, an increase in loss from equity in other ventures of $142 and an increase in $23,442 of costs incurred in the start-up of real estate operations.

Liquidity and Capital Resources

At December 31, 2013, the Company held cash of $22.1 million. The Company’s working capital at December 31, 2013 was $22.2 million.

Depending on the availability of transactions acceptable to the Company in connection with its real estate activities, all or a portion of the Company’s available cash may be utilized, and the Company may seek debt or equity financing. The Company’s capital requirements may vary as a result of a number of factors, including the transactions, if any, arising from the Company’s efforts to acquire, renovate and construct residential properties.

Net Operating Loss Carryforwards

At December 31, 2013, the Company had tax net operating loss carryforwards of approximately $19,341,000 and research and development credit carryforwards of approximately $1,500,000 which expire in years 2018 through 2033. Such net operating loss carryforwards may be utilized under certain conditions as a deduction against future income and such development credit carryforwards may be utilized under certain circumstances as an offset against future taxes. The Company’s ability to utilize such net operating loss and research and development credit carryforwards may be subject to certain limitations in the future due to ownership changes, if any, as defined by rules enacted with the Tax Reform Act of 1986.

Quantitative and Qualitative Disclosures about Market Risk.

The Company’s earnings and cash flows are subject to fluctuations due to changes in interest rates primarily from its investment of available cash balances in the JPMorgan U.S. Government Money Market Fund. Due to the nature of this investment, the Company does not believe it is materially exposed to changes in interest rates. Under its current policies, the Company does not use interest rate derivative instruments to manage exposure to interest rate changes.

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DIRECTORS AND EXECUTIVE OFFICERS

Information with respect to the executive officers and directors of the Company as of March 31, 2014 is set forth below:

Name	Age	Position
James R. Broach, Ph.D.	66	Director
Hunter C. Gary	39	Director, President and Chief Executive Officer
Peter S. Liebert, M.D.(1)	78	Director
Jack G. Wasserman(1)(2)	77	Director
David Blitz	82	Treasurer and Secretary

_________________________

(1) Member of the Compensation Committee.

(2) Lead independent director.

James R. Broach, Ph.D., a scientific founder of Cadus and inventor of Cadus’s yeast–based drug discovery technology, has been Director of Research of Cadus since its inception. He is currently Chair of the Department of Biochemistry and Molecular Biology at Penn State University College of Medicine and Director of the Penn State Hershey Institute for Personalized Medicine. He is also Professor Emeritus of Molecular Biology at Princeton University, where from 1984 to 2012 he was Professor of Molecular Biology and where he served as Associate Chair and Associate Director of the Lewis Sigler Institute for Integrative Genomics. In 1984, Dr. Broach and his collaborators were the first ones to demonstrate that human genes could be successfully implanted into yeast cells. Dr. Broach was a member of the Scientific Advisory Board of the U.S. Food and Drug Administration from 2009 until 2012, a member of the Board of Trustees of the University of Medicine and Dentistry of New Jersey from 2007 until 2012 and a Commissioner on the New Jersey Commission for Cancer Research from 2004 until 2012. He received his Ph.D. in Biochemistry from University of California at Berkeley and his B.S. from Yale University. The Board of Directors has concluded that Dr. Broach should serve as a director of Cadus because of his role as the inventor of Cadus's yeast-based discovery technology and his continuing association and prominence in academic circles in the field of Molecular Biology.

Hunter C. Gary became a director of Cadus in February 2014 and President and Chief Executive Officer of Cadus in March 2014. He has served as Senior Vice President of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since November 2010. Prior to that time, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC. From 1997 to 2002, Mr. Gary worked at Kaufhof Warenhaus AG, a subsidiary of the Metro Group AG, most recently as a Managing Director. Mr. Gary has been a director of: Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since October 2012; Viskase Companies Inc., a meat casing company, since August 2012; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, a competitive provider of telecom services, since September 2011; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; Tropicana Entertainment Cayman Holdings Co. Ltd. since January 2011; American Railcar Industries, Inc., a railcar manufacturing company, since January 2008; Voltari Corporation, a mobile data services provider, since October 2007; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Federal-Mogul, Viskase Companies, PSC Metals, XO Holdings, Tropicana Entertainment, American Railcar Industries and WestPoint Home each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Voltari through the ownership of securities. Mr. Gary is married to Mr. Carl Icahn's wife's daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business. The Board of Directors has concluded that Mr. Gary should serve as a director of Cadus because of his business experience and familiarity with company operations, corporate finance and real estate generally and his experience as a director of various public companies.

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Peter S. Liebert, M.D., became a director of Cadus in April 1995. Dr. Liebert has been a pediatric surgeon in private practice since 1968 and is Chief of Pediatric Surgery at the Stamford Hospital in Stamford, Connecticut. He is a past president of the Westchester Surgical Society. He is also a past president of the Westchester County Medical Society and is currently Chairman of its Finance Committee and a member of the Westchester County Board of Health. He is also Chairman of the Board of Rx Vitamins, Inc., a vitamins and supplements company. Dr. Liebert served as a director of ImClone Systems Incorporated, a biotechnology company, from October 2006 to November 2008. Dr. Liebert holds an M.D. from Harvard University Medical School and a B.A. from Princeton University. The Board of Directors has concluded that Dr. Liebert should serve as a director of Cadus because of his experience on the Board of Directors of Cadus and as a director of another public company.

Jack G. Wasserman has served as a director of Cadus since May 1996 and as the lead independent director of its Board of Directors since March 2014. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida, and the District of Columbia. From 1966 until 2001 he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm and its predecessors. Since September 2001 Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since 1993 he has been a director of Icahn Enterprises G.P., Inc. (formerly American Property Investors, Inc.), the general partner of Icahn Enterprises L.P. (formerly American Real Estate Partners, L.P.). Mr. Carl C. Icahn controls Icahn Enterprises G.P. and its subsidiaries. Since Icahn Enterprises L.P. owns the Tropicana hotels and casinos, Mr. Wasserman has been licensed by the gaming regulators of the states of New Jersey, Nevada, Indiana, Louisiana and Mississippi. On March 11, 2004, Mr. Wasserman was appointed to the Board of Directors of Triarc Companies, Inc. and was elected to the Board in June 2004; in 2008 Triarc acquired Wendy’s Inc. and changed its name to Wendy’s/Arby’s Group Inc. which, in turn, became The Wendy's Company after its sale of Arby's in 2011. Mr. Wasserman is a member of Wendy’s audit and compensation committees and is chairman of its ERISA committee. Mr. Wasserman received a B.A. from Adelphi University, a J.D. from Georgetown University Law Center, and a Graduate Diploma from Johns Hopkins University School of Advanced International Studies in Bologna, Italy. In 2007 he received a professional Certificate in Financial Analysis from New York University’s School of Continuing and Professional Studies. The Board of Directors has concluded that Mr. Wasserman should serve as a director of Cadus because of his considerable experience as a lawyer and experience as a director of public companies.

David Blitz became Treasurer and Secretary of Cadus in May 2004. From May 2004 until March 2014, he also served as acting President and Chief Executive Officer of Cadus. Mr. Blitz, a certified public accountant, is a retired partner of Deloitte & Touche and has been employed by Joel Popkin & Co., P.C. since January 1990. Mr. Blitz, as an employee of Joel Popkin & Co., P.C., has been performing Cadus Corporation's internal accounting since March 2000. He earned his B.A. in Economics from Brooklyn College.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth certain information concerning the compensation paid or accrued by Cadus for services rendered to Cadus in all capacities for the fiscal years ended December 31, 2013 and 2012, by (i) all individuals serving as Cadus’s principal executive officer or principal financial officer, or acting in a similar capacity, (ii) the three most highly compensated executive officers other than the executive officers in clause (i), who were serving as executive officers at the end of such fiscal year and (iii) up to two additional most highly compensated executive officers who would have otherwise been included in clause (ii) but for the fact that they were not serving as executive officers at the end of such fiscal year (collectively, the “Named Executive Officers”):

Summary Compensation Table For 2013 and 2012 Fiscal Years

	Year			All Other Compensation ($)
Name and Principal Position		Salary ($)	Bonus ($)		Total ($)

David Blitz (1)	2013	$25,000	--	--	$25,000
President and Chief Executive	2012	$25,000	--	--	$25,000
Officer

______________

(1)	Mr. David Blitz had served as the Company’s acting President and Chief Executive Officer, Treasurer and Secretary from May 2004 until March 2014 at the rate of $25,000 per annum. From March 2014, when Hunter C. Gary was appointed President and Chief Executive Officer of the Company, Mr. Blitz has continued to serve as the Company’s Treasurer and Secretary at the rate of $25,000 per annum.

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Grants of Plan Based Awards

There were no grants by Cadus of awards to Named Executive Officers during the fiscal year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

No Named Executive Officer had any outstanding Cadus equity awards as of December 31, 2013.

Option Exercises and Stock Vested

During the fiscal year ended December 31, 2013, no Named Executive Officer exercised any stock option, stock appreciation right or similar instrument and no Cadus stock (including any restricted stock, restricted stock unit or similar instrument) vested for any Named Executive Officer.

Director Compensation

The following table sets forth certain information concerning the compensation paid or accrued by Cadus for services rendered to Cadus by its directors in all capacities for the fiscal year ended December 31, 2013:

Director Compensation Table For 2013 Fiscal Year

	Fees Earned or	All Other
Name	Paid in Cash ( $) (1)	Compensation ($)	Total ($)

James R. Broach	$3,000	$12,000 (2)	$15,000
Brett Icahn	$3,000	--	$3,000
Peter S. Liebert	$3,000	--	$3,000
Jack G. Wasserman	$3,514	--	$3,514

___________________

(1)	In 2013, each non-employee director receives $3,000 in annual compensation, payable quarterly in arrears. Jack G. Wasserman received an additional $514 in connection with his preparation for and attendance at the Annual Meeting of Stockholders on December 2, 2013. In 2014, non-employee director annual compensation was increased to $6,000, with $1,500 in additional annual compensation to be paid to the lead independent director.

(2)	James R. Broach provides consulting services to the Company for patent and license related matters, for which he was paid $12,000 in the fiscal year ended December 31, 2013.

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Board of Directors of Cadus is responsible for determining and administering the Company’s compensation policies for the remuneration of Cadus’s officers. The Compensation Committee annually evaluates individual and corporate performance from both a short-term and long-term perspective. In 2013, Cadus had no officers other than its acting Chief Executive Officer who served in a consultative capacity at the rate of $25,000 per annum for the interim period during which the Company continued its search for a new Chief Executive Officer. Accordingly, the following discussion and analysis is not entirely applicable to calendar year 2013 but is presented for an historical perspective.

Philosophy

Cadus’s executive compensation program historically has sought to encourage the achievement of business objectives and superior corporate performance by the Cadus’s executives. The program enables Cadus to reward and retain highly qualified executives and to foster a performance-oriented environment wherein management’s long-term focus is on maximizing stockholder value through equity-based incentives. The program calls for consideration of the nature of each executive’s work and responsibilities, unusual accomplishments or achievements on the Company’s behalf, years of service, the executive’s total compensation and the Company’s financial condition generally.

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Components of Executive Compensation

Historically, Cadus’s executive employees have received cash-based and equity-based compensation.

Cash-Based Compensation. Base salary represents the primary cash component of an executive employee’s compensation, and is determined by evaluating the responsibilities associated with an employee’s position at the Company and the employee’s overall level of experience. In addition, the Committee, in its discretion, may award bonuses. The Compensation Committee and the Board believe that the Company’s management and employees are best motivated through stock option awards and cash incentives.

Equity-Based Compensation. Equity-based compensation principally has been in the form of stock options. The Compensation Committee and the Board believe that stock options represent an important component of a well-balanced compensation program. Because stock option awards provide value only in the event of share price appreciation, stock options enhance management’s focus on maximizing long-term stockholder value and thus provide a direct relationship between an executive’s compensation and the stockholders’ interests. No specific formula is used to determine stock option awards for an employee. Rather, individual award levels are based upon the subjective evaluation of each employee’s overall past and expected future contributions to the success of the Company.

Compensation of the Chief Executive Officer

The philosophy, factors and criteria of the Compensation Committee generally applicable to the Company’s officers have historically been applicable to the Chief Executive Officer. However, the Company’s acting Chief Executive Officer in 2013, David Blitz, served on a consultative basis at the rate of $25,000 per annum for the interim period during which the Company continued its search for a new Chief Executive Officer. In March 2014, the Company’s Board of Directors appointed Hunter C. Gary, 39, a director of the Company, as the Company's President and Chief Executive Officer with a salary of $200,000 per annum. According to Mr. Gary’s employment agreement with the Company, any bonus to Mr. Gary will be determined from time to time by the Company’s Board of Directors in its sole discretion. Mr. Gary has not received any equity-based compensation.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee is composed of Peter Liebert and Jack G. Wasserman. Neither Mr. Liebert nor Mr. Wasserman is or was an officer or employee of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 31, 2014, with respect to (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company’s directors and nominees for director, (iii) each Named Executive Officer (as defined below under “EXECUTIVE COMPENSATION - Summary Compensation”) and (iv) all directors and executive officers as a group. All information is based upon ownership filings made by such persons with the Securities and Exchange Commission (the “Commission”) or upon information provided by such persons to the Company.

Name and Address of Beneficial Owner (1)	Number of Shares Amount and Nature of Beneficial Ownership		Percentage of Common Stock Owned(2)

Carl C. Icahn 767 Fifth Avenue New York, New York 10153	5,260,838	(3)	40.03%
Don C. Whitaker 3 Palmbrook Lane Henderson, Nevada 89052	1,195,000	(4)	9.09%
James R. Broach	--		*
Hunter C. Gary	--		*
Brett Icahn	--		*
Peter S. Liebert, M.D.	8,834		*
Jack G. Wasserman	--		*
David Blitz c/o Joel Popkin & Company, P.C. 1430 Broadway (Suite 1805) New York, NY 10018	--		*
All executive officers and directors as a group (5 persons)	8,834		0.06%

_____________________

* Less than one percent

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(1)	Except as otherwise indicated above, the address of each stockholder identified above is c/o the Company, 767 Fifth Avenue, New York, NY 10153. Except as indicated in the other footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

(2)	Share ownership in the case of each person listed above includes shares issuable upon the exercise of options held by such person as of September 30, 2013, that may be exercised within 60 days after such date for purposes of computing the percentage of Common Stock owned by such person, but not for purposes of computing the percentage of Common Stock owned by any other person. None of the persons listed above held options as of September 30, 2013.

(3)	Based on the most recent filings of SEC Form 4 by the reporting party. Includes 2,258,790 shares of Common Stock held by High River Limited Partnership and 1,899,622 shares of Common Stock held by Barberry Corp. Mr. Carl Icahn is the sole shareholder of Barberry Corp. and Barberry Corp. is the sole member of Hopper Investments L.L.C. which is the general partner of High River Limited Partnership. Mr. Carl Icahn is the father of Mr. Brett Icahn, a director of Cadus prior to his resignation on February 5, 2014. He is also married to Mr. Hunter C. Gary’s mother-in-law. Mr. Gary became a director of Cadus on February 6, 2014 and President and Chief Executive Officer of the Cadus on March 5, 2014.

(4)	Based on the most recent filing of SEC Schedule 13D by the reporting party.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Since January 1, 2013, except for transactions in respect of the brokerage services of Bayswater Brokerage Florida LLC as described below, the Company has not been a participant in any transaction with a “related person” (as defined in Item 404 of Regulation S-K) where the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, nor is any such transaction currently proposed. The Company recognizes that related person transactions can present potential or actual conflicts of interest. Accordingly, if a proposed transaction appears to or does involve a related person, and the amount involved exceeds $60,000, the transaction must be presented to the Board of Directors for its review and approval or ratification. The Board of Directors may retain and pay such independent advisors as it deems necessary to properly evaluate the proposed transaction, including, without limitation, outside legal counsel and financial advisors to determine the fair value of the transaction. Related party transactions where the amount involved does not exceed $60,000 do not require formal Board of Directors approval, but must be disclosed to the Board of Directors. The foregoing procedures are designed to ensure that transactions with related persons are fair to the Company and in the Company’s best interests.

Bayswater Brokerage Florida LLC (“Bayswater”) is providing brokerage services to the Company on a non-exclusive basis. Carl C. Icahn, a major beneficial shareholder of Cadus, is also indirectly the principal shareholder of Bayswater; Jack Wasserman, a director and the lead independent director of Cadus is a director of Bayswater’s indirect parent; and Hunter C. Gary, a director and President and Chief Executive Officer of Cadus, is a Senior Vice President of Bayswater’s indirect parent and Vice President, Secretary and Treasurer of Bayswater. Barberry Corp., of which Carl Icahn is the sole shareholder, is a significant shareholder of Cadus. Pursuant to an agreement between Barberry Corp. and Cadus, to the extent Bayswater receives any compensation for such brokerage services, Barberry Corp. makes capital contributions to Cadus for the full amount of any such compensation received by Bayswater. Barberry Corp. is not issued stock of the Company or any other consideration in connection with any such capital contributions. As of April 10, 2014, in connection with closings for the acquisition of residential properties on February 4, 2014, March 11, 2014, March 20, 2014 and March 24, 2014, Bayswater had received an aggregate of $268,526 in respect of brokerage services provided to Cadus, and capital contributions for this amount were made to Cadus by Barberry Corp, and in connection with a closing for the acquisition of residential property on April 8, 2014, Bayswater had received $56,875 in respect of brokerage services provided to Cadus, and a capital contribution for this amount was anticipated to be made promptly to Cadus by Barberry Corp.

45

James Broach provides consulting services to the Company for patent and license related matters for which he was paid $12,000 and $12,000 in each of calendar years 2013 and 2012.

In May 2004, the Board of Directors appointed David Blitz the acting President, Chief Executive Officer, Treasurer and Secretary of the Company at the rate of $25,000 per annum for the interim period during which the Company continued its search for a new Chief Executive Officer. In 2013, the Company paid $25,000 to Mr. Blitz in such capacities. From March 2014, when Hunter C. Gary was appointed President and Chief Executive Officer of the Company, Mr. Blitz has continued to serve as the Company’s Treasurer and Secretary at the rate of $25,000 per annum. Mr. Blitz remains an employee of Joel Popkin & Co., P.C., in which capacity he will continue to perform the Company’s internal accounting as he has done since March 2000. The Company paid Joel Popkin & Co. $47,080 for such accounting services and $4,500 for tax preparation services performed in 2013 and currently anticipates that it will pay similar amounts for such services in 2014.

Cadus has the following directors: James R. Broach, Hunter C. Gary, Peter S. Liebert and Jack G. Wasserman, who is also the lead independent director. Each of the directors, other than Hunter C. Gary, meets the standards for independence set forth in the Nasdaq Listing Rules. The entire Board of Directors of the Company acts as the audit committee. Each of the directors, except for James R. Broach and Hunter C. Gary, meets the standards for independence for audit committee members set forth in the Nasdaq Listing Rules.

LEGAL MATTERS

Certain legal matters, including the validity and binding effect of the subscription rights and the validity of the shares of common stock offered pursuant to the rights offering will be passed upon for us by Morrison Cohen LLP of New York, NY.

EXPERTS

The financial statements and schedule as of and for the years ended December 31, 2013 and December 31, 2012 in this prospectus and registration statement have been audited by Baker Tilly Virchow Krause, LLP (successor through merger of Holtz Rubenstein Reminick LLP), an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

46

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “KDUS.OB.”

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

SEC Registration Fee	$2,446.32
Subscription Agent Fees and Expenses	20,000.00
Information Agent Fees and Expenses	7,500.00
Legal Fees and Expenses	227,000.00
Accounting Fees and Expenses	37,500.00
Costs of Printing	7,000.00
Miscellaneous Expenses	5,000.00
Total	$306,446.32

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Cadus is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

o	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

o	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

o	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

II-1

  As used in this Item 14, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise. Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). The Company may, in its discretion, similarly indemnify its employees and agents. The Company’s bylaws, as amended, provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify any and all of its officers, directors, employees and agents. In addition, the Company’s amended and restated certificate of incorporation, as amended, relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.

Cadus has entered or plans to enter into indemnity agreements with each of its directors and executive officers that require, among other things, the registrant to indemnify such persons to the fullest extent authorized or permitted by Cadus’ amended and restated certificate of incorporation and bylaws and the DGCL, as the same may be amended from time to time (but, only to the extent that any such amendment permits Cadus to provide broader indemnification rights than the amended and restated certificate of incorporation, bylaws or the DGCL permitted prior to adoption of such amendment). The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director or executive officer of the registrant as to which indemnification is being sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any executive officer or director.

Item 15. Recent Sales of Unregistered Securities.

Within the past three years, Cadus has not issued and sold securities that were not registered under the Securities Act of 1933, as amended (the “Act”).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(1) Documents Filed as Part of this registration statement on Form S-1:

(b)	Financial Statement Schedules

There are no financial statement schedules filed as part of this registration statement on Form S-1 since the required information is included in the consolidated financial statements, including the notes thereto, or the circumstances requiring inclusion of such schedules are not present.

(c)	Exhibits

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The Exhibits listed below are filed or incorporated by reference as part of this registration statement on Form S-1.

Exhibit Number	Description
3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cadus Pharmaceutical Corporation ("Cadus"), as filed with the Secretary of State of Delaware on June 20, 2003, and Amended and Restated Certificate of Incorporation of Cadus, as filed with the Secretary of State of Delaware on July 22, 1996 (incorporated by reference to Exhibit 3.1 of Cadus’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2003)
3.2	By-laws of Cadus (incorporated by reference to Exhibit 3.4 of Cadus’s Registration Statement on Form S-1 (Registration No. 333-4441), declared effective by the Securities and Exchange Commission on July 17, 1996).
4.1	Specimen of Common Stock Certificate of Cadus (incorporated by reference to Exhibit 4.1 of Cadus’s Registration Statement on Form S-1 (Registration No. 333-4441), declared effective by the Securities and Exchange Commission on July 17, 1996).
4.2	Cadus Pharmaceutical Corporation 1996 Incentive Plan (incorporated by reference to Exhibit 10.3 of Cadus’s Registration Statement on Form S-1 (Registration No. 333-4441), declared effective by the Securities and Exchange Commission on July 17, 1996).
4.3	Amendment to Cadus Pharmaceutical Corporation 1996 Incentive Plan (incorporated by reference to Exhibit 4.2.1 of Cadus’s Registration Statement on Form S-8 (Registration No. 333-21871), filed with the Securities and Exchange Commission on February 14, 1997).
4.4	Form of Incentive Stock Option Agreement utilized in connection with issuances of stock options under the Cadus Pharmaceutical Corporation 1996 Incentive Plan (incorporated by reference to Exhibit 4.2.2 of Cadus’s Registration Statement on Form S-8 (Registration No. 333-21871), filed with the Securities and Exchange Commission on February 14, 1997).
5.1	Opinion of Morrison Cohen LLP.*
10.1	Form of Indemnification Agreement entered into between Cadus and its directors and officers (incorporated by reference to Exhibit 10.1 of Cadus’s Registration Statement on Form S-1 (Registration No. 333-4441), declared effective by the Securities and Exchange Commission on July 17, 1996).
10.2	Form of Agreement Regarding Assignment of Inventions, Confidentiality and Non-Competition (incorporated by reference to Exhibit 10.4 of Cadus’s Registration Statement on Form S-1 (Registration No. 333-4441), declared effective by the Securities and Exchange Commission on July 17, 1996).
10.3	Research Collaboration and License Agreement, dated as of July 26, 1994, between Cadus and Bristol-Myers (incorporated by reference to Exhibit 10.10 of Cadus’s Registration Statement on Form S-1 (Registration No. 333-4441), declared effective by the Securities and Exchange Commission on July 17, 1996).
10.4	Screening and Option Agreement, dated as of July 26, 1994, between Cadus and Bristol-Myers (incorporated by reference to Exhibit 10.11 of Cadus’s Registration Statement on Form S-1 (Registration No. 333-4441), declared effective by the Securities and Exchange Commission on July 17, 1996).
10.5	Research Collaboration and License Agreement, dated as of November 1, 1995 between Cadus and Solvay Pharmaceuticals B.V. (incorporated by reference to Exhibit 10.12 of Cadus’s Registration Statement on Form S-1 (Registration No. 333-4441), declared effective by the Securities and Exchange Commission on July 17, 1996).
10.6	Consulting Agreement between Cadus and James R. Broach, dated February 1, 1994 (incorporated by reference to Exhibit 10.18 of Cadus’s Registration Statement on Form S-1 (Registration No. 333-4441), declared effective by the Securities and Exchange Commission on July 17, 1996).
10.7	Amended and Restated License Agreement between Cadus and Duke University, dated May 10, 1994 (incorporated by reference to Exhibit 10.19 of Cadus’s Registration Statement on Form S-1 (Registration No. 333-4441), declared effective by the Securities and Exchange Commission on July 17, 1996).
10.8	Research Collaboration and License Agreement among Cadus, SmithKline Beecham Corporation and SmithKline Beecham p.l.c., dated as of February 25, 1997 (incorporated by reference to Exhibit 10.1 of Cadus’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 1997).

II-3

10.9	Asset Purchase Agreement, dated as of July 30, 1999, between Cadus and OSI Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.28 of Cadus’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 1999) (Schedules to the Asset Purchase Agreement have been intentionally omitted. Cadus hereby undertakes to furnish supplementally to the Securities and Exchange Commission upon request a copy of the omitted schedules.).
10.10	Yeast Technology License Agreement, dated as of February 15, 2000, between Cadus and OSI Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.29 of Cadus’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2000) (Exhibits to the Yeast Technology Agreement have been intentionally omitted. Cadus hereby undertakes to furnish supplementally to the Securities and Exchange Commission upon request a copy of the omitted exhibits.).
10.11	AS IS” Residential Contract for Sale and Purchase, effective December 19, 2013, with MB 2013 LLC, as buyer, as amended (incorporated by reference to Exhibit 10.11 of Cadus’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2014).
10.12	Letter Agreement, effective as of February 4, 2014, between Barberry Corp. and Cadus (incorporated by reference to Exhibit 10.12 of Cadus’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2014).
10.13	Employment Agreement, dated March 5, 2014, between Cadus and Hunter C. Gary (incorporated by reference to Exhibit 10.1 of Cadus’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2014).
21	List of Subsidiaries of Cadus Corporation (incorporated by reference to Exhibit 21 of Cadus’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2014).
23	Consent of Baker Tilly Virchow Krause, LLP.*
24	Power of Attorney.**
99.1	Form of Subscription Rights Certificate.*
99.2	Form of Instructions For Use of Cadus Subscription Rights Certificate.*
99.3	Form of Notice of Guaranteed Delivery.*
99.4	Form of Letter to Stockholders who are Record Holders.*
99.5	Form of Letter to Stockholders who are Beneficial Holders.*
99.6	Form of Letter to Clients of Stockholders who are Beneficial Holders.*
99.7	Form of Beneficial Owner Election Form.*
99.8	Form of Nominee Holder Certification Form.**
99.9	Form of Substitute Form W-9.**

_________________________

*	Filed herewith.

**	Previously filed on March 26, 2014 (Registration Statement on Form S-1, File No. 333-194826).

II-4

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 11, 2014.

CADUS CORPORATION

By:	/s/ Hunter C. Gary
Hunter C. Gary, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Hunter C. Gary	Chief Executive Officer and President	April 11, 2014
Hunter C. Gary	(Principal Executive Officer) and Director

/s/ David Blitz	Treasurer and Secretary	April 11, 2014
David Blitz	(Principal Financial Officer and
Principal Accounting Officer)

*	Director	April 11, 2014
James R. Broach

*	Director	April 11, 2014
Peter S. Liebert

*	Director	April 11, 2014
Jack G. Wasserman

*By:	/s/ Hunter C. Gary
Hunter C. Gary
Attorney-in-Fact

II-6

CADUS CORPORATION AND SUBSIDIARY

INDEX

Page No.

Report of Independent Registered Public Accounting Firm:
Baker Tilly Virchow Krause, LLP	F-2

Consolidated Financial Statements:

Consolidated Balance Sheets - December 31, 2013 and 2012	F-3

Consolidated Statements of Operations - For the years ended
December 31, 2013 and 2012	F-4

Consolidated Statements of Stockholders' Equity -
for the years ended December 31, 2013 and 2012	F-5

Consolidated Statements of Cash Flows - For the years ended
December 31, 2013 and 2012	F-6

Notes to Consolidated Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Cadus Corporation

New York, New York

We have audited the accompanying consolidated balance sheets of Cadus Corporation and Subsidiaries (the “Company”) as of December 31, 2013 and 2012 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cadus Corporation and Subsidiaries as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/BAKER TILLY VIRCHOW KRAUSE, LLP

New York, New York

March 18, 2014

F-2

CADUS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2013	2012

Current assets:
Cash and cash equivalents	$22,134,451	$22,676,668
Cash - escrow	110,000	-
Interest receivable	172	330
Prepaid and other current assets	7,090	6,040
Total current assets	22,251,713	22,683,038

Investment in other ventures	193,457	193,812

Patents, net	32,236	118,669
	$22,477,406	$22,995,519
Total assets

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accrued expenses and other current liabilities	$60,610	$91,017
Total current liabilities	60,610	91,017

Commitments and contingencies

Stockholders' equity:
Common stock, $.01 par value. Authorized 35,000,000
shares at December 31, 2013 and 2012; issued 13,285,707
shares at December 31, 2013 and 2012; outstanding
13,144,040 shares at December 31, 2013 and 2012	132,857	132,857
Additional paid-in capital	59,847,443	59,847,443
Accumulated deficit	(37,263,429)	(36,775,723)
Treasury stock - at cost	(300,075)	(300,075)
Total stockholders' equity	22,416,796	22,904,502

Total liabilities and stockholders' equity	$22,477,406	$22,995,519

The accompanying notes are an integral part of these consolidated financial statements.

F-3

CADUS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2013	2012

Total revenues	$-	$-

Costs and expenses
General and administrative	340,430	358,175
Amortization of patent costs	86,433	86,433
Abandoned asset acquisition costs	-	389,106
Start-up real estate costs	23,442	-
Loss from equity in other ventures	355	213
Total costs and expenses	450,660	833,927

Operating (loss)	(450,660)	(833,927)

Other income
Interest income	2,678	3,049
Total other income	2,678	3,049

(Loss) before income tax provision	(447,982)	(830,878)

Provision for franchise and income taxes	39,724	39,593

Net (loss)	$(487,706)	$(870,471)

Basic and diluted net (loss) per share	$(0.04)	$(0.07)

Weighted average shares of common stock outstanding
- basic and diluted	13,144,040	13,144,040

The accompanying notes are an integral part of these consolidated financial statements.

F-4

CADUS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock				Treasury Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Shares	Amount	Total

Balance at December 31, 2011	13,285,707	$132,857	$59,847,443	$(35,905,252)	(141,667)	$(300,075)	$23,774,973

Net loss for the year ended
December 31, 2012	-	-	-	(870,471)	-	-	(870,471)

Balance at December 31, 2012	13,285,707	132,857	59,847,443	(36,775,723)	(141,667)	(300,075)	22,904,502

Net loss for the year ended
December 31, 2013	-	-	-	(487,706)	-	-	(487,706)

Balance at December 31, 2013	13,285,707	$132,857	$59,847,443	$(37,263,429)	(141,667)	$(300,075)	$22,416,796

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CADUS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2013	2012

Cash flows from operating activities:

Net loss	$(487,706)	$(870,471)
Adjustments to reconcile net loss to net cash (used in) operating activities
Amortization of patent costs	86,433	86,433
Loss from equity in other ventures	355	213
Changes in assets and liabilities:
(Increase) decrease in prepaid and other current assets	(1,050)	1,050
Increase in cash escrow	(110,000)	--
Decrease (increase) in interest receivable	158	(140)
(Decrease) increase in accrued expenses and other current liabilities	(30,407)	83,183

Net cash (used in) operating activities	(542,217)	(699,732)

Net (decrease) in cash and cash equivalents	(542,217)	(699,732)

Cash and cash equivalents - beginning of year	22,676,668	23,376,400

Cash and cash equivalents - end of year	$22,134,451	$22,676,668

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CADUS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

(1)	Organization and Basis of Preparation

Cadus Corporation (“Cadus”) was incorporated on January 23, 1992, under the laws of the State of Delaware. Cadus changed its name to Cadus Corporation from Cadus Pharmaceutical Corporation on June 20, 2003.

Until July 30, 1999, Cadus devoted substantially all of its resources to the development and application of novel yeast-based and other drug discovery technologies. On July 30, 1999, Cadus sold its drug discovery assets to OSI Pharmaceuticals, Inc. (“OSI”) and ceased its internal drug discovery operations and research efforts for collaborative partners. Cadus is seeking to license its technologies, to otherwise realize value from its assets and to use a portion of its available cash to acquire technologies or products or to acquire or invest in companies.

The Company believes that there may be opportunities to profit from purchasing land and residential homes in areas of the United States where there may be increases in real estate value. In that connection in the fourth quarter of 2013 the company formed three new subsidiaries, Blivet LLC, MB 2013 LLC and Happy Dragon LLC, to explore such opportunities in Florida and incurred start-up costs of $23,442.

During 2012, the Company pursued certain acquisitions and incurred approximately $389,000 of costs prior to its decision to abandon its pursuit of the acquisitions.

In December 2001, Cadus organized a wholly owned subsidiary, Cadus Technologies, Inc. (the "Subsidiary"), and transferred its yeast-based drug discovery technologies to the Subsidiary.

(2)	Significant Accounting Policies

	(a)	Principles of Consolidation

The consolidated financial statements include the accounts of Cadus and its wholly owned subsidiaries, Cadus Technologies, Inc., Blivet LLC, MB 2013 LLC and Happy Dragon LLC. All intercompany balances and transactions have been eliminated in consolidation. The Company operates in two segments: (i) the purchase of homes and land for purposes of renovation or construction and resale and (ii) the licensing of novel yeast-based and other drug discovery technologies.

	(b)	Cash Equivalents

The Company includes as cash equivalents all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. There were cash equivalents of $20,169,373 at December 31, 2013 and $22,466,716 at December 31, 2012.

	(c)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. Concentration of credit risk with respect to cash and

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CADUS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

(2)	Significant Accounting Policies (continued)

cash equivalents is limited, as the Company’s cash and cash equivalents are primarily with high quality financial institutions.

	(d)	Patents

Patents represent the costs of developing the patents of $1,439,820 that are amortized on a straight-line basis principally over seventeen years. At December 31, 2013 and 2012 accumulated amortization is $1,407,584 and $1,321,151. Amortization expense amounted to approximately $86,000 for each of the years ended December 31, 2013 and 2012. The amortization for 2014 will be $32,236. The Company reviews the carrying value of its patents whenever events or changes in circumstances indicate that the historical cost carrying value of the patents may no longer be appropriate.

The amortizable patents are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values.

	(e)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(f)	Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share is calculated based on the weighted average of common shares outstanding plus the effect of dilutive common stock equivalents (stock options). There were no outstanding stock options for the two years ended December 31, 2013 and 2012.

(g)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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CADUS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

(2)	Significant Accounting Policies (continued)

	(h)	Fair Value of Financial Instruments

In January 1, 2008, the Company adopted the FASB Accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a framework for measuring fair value and expands disclosures about fair value measurements. The valuation techniques required are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 - Quoted prices for identical instruments in active markets.

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 - Significant inputs to the valuation model are unobservable.

The Company uses financial instruments in the normal course of its business. The carrying values of cash and cash equivalents and accounts payable approximates fair value. The fair value of the Company’s investments in a privately held company is not readily available. The Company believes the fair values of this investment in a privately held company approximated its respective carrying values at December 31, 2013 and 2012.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments. From time to time, the cash balances exceed the Federal Depository Insurance Coverage Limit. At December 31, 2013, the cash balance was $22,134,451. The Company places its cash with high credit quality financial institutions.

(i)	Stock-Based Compensation

The Company adopted the modified prospective method in accounting for share based payment in which compensation cost is recognized with the effective date (a) based on the FASB accounting guidance for all share based payments granted after the effective date and (b) for all awards granted to employees prior to the effective date of that remain unvested on the effective date. The FASB guidance requires the Company to expense stock option grants.

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CADUS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

(2)	Significant Accounting Policies (continued)

	(j)	Comprehensive Income

Comprehensive income is comprised of net (loss) income and other comprehensive (losses) income (or OCI). OCI includes certain changes in stockholders’ equity that are excluded from net (loss) income. Specifically, the Company includes in OCI changes in unrealized gains and losses on its available-for-sale securities. There was no comprehensive income for the years ended December 31, 2013 and December 31, 2012.

	(k)	Recently Issued Accounting Standards

Recent accounting pronouncements issued by the FASB, the AICPA and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

(3)	Investments in Other Ventures

In December 1996, Cadus issued a $150,000 promissory note bearing interest at 7% per annum in exchange for a 42% limited partnership interest in Laurel Partners Limited Partnership ("Laurel"), a limited partnership of which a shareholder of Cadus is the general partner. The principal amount and interest thereon was paid in December 1998. In addition, Cadus purchased for $160,660 in cash, a 47% limited partnership interest in Laurel from Tortoise Corporation, a corporation wholly-owned by the shareholder. Laurel's purpose was to invest, directly or indirectly, in securities of biotechnology companies. Cadus is not required to make any additional investment in Laurel. As of and for the year ended December 31, 2013, Laurel’s assets and net loss totaled $314,787 and $398, respectively. The investment is accounted for under the equity method with the recognition of losses limited to Cadus's capital contributions. For the years ended December 31, 2013 and 2012, Cadus recognized a loss of $355 and $213, respectively, related to the investment. The Company’s investment in Laurel of $193,457 and $193,812 at December 31, 2013 and 2012, respectively, is reflected as investments in other ventures in the accompanying consolidated balance sheets.

(4)	Income Taxes

Deferred tax assets of approximately $9,912,000 at December 31, 2013 and $10,894,000 at 2012, respectively, relate principally to net operating loss carry-forwards of $19,341,000 and $18,909,000, research and development credit carry-forwards of $1,500,000 and $1,500,000 and equity losses on investments of $1,480,000 (of which $631,000 expired in 2013 and $849,000 in 2014) and $4,403,000 at December 31, 2013 and 2012, respectively. An offsetting valuation allowance has been established for the full amount of the deferred tax assets to reduce such assets to zero, as a result of the significant uncertainty regarding their ultimate realization. The aggregate valuation allowance decreased $982,000 in 2013 and decreased $3,199,000 in 2012.

The Company’s net operating loss carry-forwards and research and development credit carry-forwards noted above expire in various years from 2018 to 2033. The net operating loss carry-forwards and the research and development carry-forwards expire as follows:

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CADUS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

(4) Income Taxes (continued)

Year	Net Operating Loss Carry-forward	Research and Development Credit Carry-forward

2018	$8,949,000	$935,000
2019	5,810,000	565,000
2020	275,000	-
2022	267,000	-
2023	514,000	-
2024-2033	3,526,000	-

The Company’s ability to utilize such net operating loss, research and development credit carry-forwards and equity losses on investments may be subject to certain limitations in the future due to ownership changes, if any, as defined by rules enacted with the Tax Reform Act of 1986. The Company’s tax provision for each year represents an amount for New York state tax on capital.

The Company follows the provision of FASB guidance for accounting for uncertainty in income taxes on January 1, 2007. The guidance requires the Company to recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting this standards, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. As of December 31, 2013 and 2012, the Company had no material unrecognized tax benefits. As a result, no interest or penalties were accrued for unrecognized tax benefits during the years. The Company’s open tax years are 2010, 2011 and 2012.

(5)	Stock Options

Effective May 10, 1996, the 1993 Plan was replaced by the 1996 Incentive Plan ("the 1996 Plan") with respect to all future awards to Cadus' employees and consultants. The options granted under the 1996 Plan may be either incentive stock options or nonqualified options. In December 1996, the maximum number of shares of common stock that may be the subject of awards under the 1996 Incentive Plan was increased from 333,334 to 833,334 (plus any shares that are the subject of canceled or forfeited awards) by the Board of Directors and such increase was approved by the stockholders of Cadus in June 1997. In December 1997, the maximum number of shares of common stock that may be the subject of awards under the 1996 Incentive Plan was increased to 1,833,334 (plus any shares that are the subject of canceled or forfeited awards) by the Board of Directors and approved by the stockholders of Cadus in June 1998. On December 31, 2013 1,745,388 shares of stock remained available for awards under the 1996 Plan.

Options granted under the 1996 Plan expire no later than ten years from the date of grant. The option price is required to be at least 100% of the fair value on the date of grant as determined by the Board of Director, for incentive and nonqualified stock options. The options generally become exercisable according to a schedule of vesting as determined by the Compensation Committee of the Board of Directors. The schedule prescribes the date or dates on which the options become exercisable in installments over a period of months or years.

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CADUS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

(5)	Stock Options (continued)

There was no activity under the 1996 Plan for the years ending December 31, 2013 and 2012. The Company has no options outstanding during the years ended December 31, 2013 and 2012.

(6)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities are comprised of the following:

	December 31
	2013	2012

Accrued professional fees	$60,610	$91,017

(7)	Related Party Transactions

James Broach, a member of Cadus’ Board of Directors, provides consulting services to the Company for patent and license related matters, for which he was paid $12,000 and $12,000 in calendar years 2013 and 2012, respectively. These consulting services were recorded as a component of general and administrative expenses during each of the respective periods. No amounts were included in accrued expenses as of December 31, 2013 and 2012.

In May 2004, the Board of Directors appointed David Blitz the acting Chief Executive Officer of the Company at the rate of $25,000 per annum for the interim period during which the Company is continuing its search for a new Chief Executive Officer. In 2013 and 2012, the Company paid $25,000 and $25,000, respectively, to Mr. Blitz in such capacity. Since March 2014, when Hunter C. Gary was appointed President and Chief Executive Officer of the Company, Mr. Blitz has continued to serve as the Company’s Treasurer and Secretary at the rate of $25,000 per annum. Mr. Blitz remains an employee of Joel Popkin & Co. P.C., in which capacity he has performed the Company’s internal accounting since March 2000. The Company paid Joel Popkin & Co., $47,080 and $50,377 for such accounting services in 2013 and 2012, respectively, and $4,500 and $5,000 in 2013 and 2012, respectively, for tax preparation services.

(8)	Commitments and Contingencies

Lease Commitments

Cadus currently leases storage space on a month-to-month basis. Rent expense for the years ended December 31, 2013 and 2012 amounted to $12,600 and $12,600, respectively.

(9)	Abandoned Acquisition Costs

In 2012, the Company incurred legal, consulting and accounting expenses of $389,106 in connection with three potential acquisitions that were not consummated.

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CADUS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

(10)	Real Estate Operations

In the fourth quarter of 2013, the Company began to seek to purchase individual homes or individual residential lots for purposes of renovation or construction and resale. The Company currently intends to concentrate its real estate operations in Florida through its wholly-owned subsidiaries. The Company bought two residential properties in the state on February 4, 2014 for an aggregate of $5,650,000 and an additional property there on March 11, 2014 for $1,200,000.

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